UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Premier Financial Corp.
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WORK. GROW. THRIVE.

premier financial corp.

Dear Shareholders:

I'd like to begin by expressing my thanks to each of you for your continued confidence in Premier Financial Corp. over the course of 2021. We take our responsibility to build an enduring client-focused franchise, and to deliver outstanding investment results for our shareholders very seriously. We are equally focused on "how" we go about achieving those results as well.

The past year was one of continuous assessment and adjustment. Branch routines and service levels returned to normal. The organization developed a customized return to office strategy designed to balance the needs of our clients and associates, while maintaining a safe working environment. We've learned to adapt during a challenging time, and our "trusted advisor" business approach with our clients has proven to be beneficial.

I'm pleased to acknowledge our continued commitment to important Diversity, Equity and Inclusion topics. We ended the year with more women in leadership positions, a more diverse organization and a number of initiatives in place to ensure continued improvement. Our associates have formed focus groups across the organization to help shape our efforts towards being an employer of choice, welcoming to everyone, seeing and listening to everyone and creating a supportive and engaged environment. As a result, Premier will continue to be a great place work, grow and thrive.

Performance

The organization delivered a record year in terms of earnings, with net income of $126.1 million, or $3.39 earnings per share, while return on asset and tangible equity figures were in the top quartile of our peer group.

Core loan production for the year totaled $2.9 billion and the team added 11,600 new households to our consumer and business client base, bringing the total number of households to more than 145,000 for the year.

These are strong results, made even more impressive by the fact they were achieved in an uncertain environment, with the implementation of our hybrid "return to office" effort, addressing the challenges brought on by the "Great Resignation" and during the execution of significant post-merger projects designed to improve our client's service experience.

We remain focused on strategic growth, superior customer service and delivering long-term shareholder value. Over the course of the year, we increased dividends 27% and maintained an active share repurchase program and would expect to continue being active in 2022.

Client and Community Support

As we entered 2021, our clients continued to face challenges brought on by COVID-19. Premier participated in the second round of Small Business Payroll Protection Program lending, designed to assist small businesses. For the year, Premier's team extended 2,231 loans totaling over $193 million, keeping businesses viable and maintaining employment in our communities. We are proud that 5,100 businesses benefited from the team's collective efforts during that timeframe.

Under the coordination of our individual Market Presidents, the Premier Bank Foundation continues to play a vital role in addressing community needs and funding local efforts to improve the quality of life in each of our markets. In 2021, over 400 non-profit partners benefited from $1.3 million in contributions. These investments, combined with the individual efforts of so many of our 1,100 plus associates, reflect our commitment to make a difference in the communities we serve.

Addition to the Board

Earlier this year, we were pleased to announce the addition of Nikki Lanier, JD to PFC's Board of Directors. Ms. Lanier is an accomplished leader with over 25 years of experience in banking, labor and employment law, collective bargaining, human resources and state government. Her depth of knowledge, experience and perspective, coupled with her extensive industry background, will certainly prove invaluable to the board.

Premier continues to be an organization Powered by People, with an engaged team focused on delivering an excellent client experience, expanding markets and focused on being a partner of choice for all stakeholders in the communities we serve. The team is committed to working together on behalf of our clients and one another, the formula for continued success.

Sincerely,

Gary M. Small
President & CEO
Premier Financial Corp.

601 Clinton Street Defiance, Ohio 43512 (419) 782-5015
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Premier Financial Corp. (“Premier”) will be held on April 26, 2022, at 1:30 p.m., Eastern Time. The Annual Meeting will be an entirely virtual meeting. That means you can attend the Annual Meeting online, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PFC2022. The Annual Meeting will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:
(1)	To elect four (4) directors;
(2)	To consider and approve a non-binding advisory vote on Premier’s executive compensation;
(3)	To consider and vote on a proposal to ratify the appointment of Crowe LLP as the independent registered public accounting firm for Premier for the year 2022; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
The Board of Directors has fixed February 28, 2022, as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2022
The Proxy Statement for the 2022 Annual Meeting of Shareholders and the 2021 Annual Report to Shareholders, which includes the Form 10-K for the year ended December 31, 2021, are both available at www.proxyvote.com using your 12-Digit Control Number and may also be obtained upon written request to Premier Financial Corp., Shannon M. Kuhl, Secretary, 601 Clinton Street, Defiance, Ohio 43512.

Your vote on these matters is important, regardless of the number of shares you own. In order to ensure that your shares are represented, I urge you to promptly execute and return the enclosed form of Proxy or submit your Proxy by telephone or Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Donald P. Hileman, Executive Chairman
March 10, 2022
Defiance, Ohio

i

ii

601 Clinton Street
Defiance, Ohio 43512
2022 ANNUAL MEETING OF SHAREHOLDERS
April 26, 2022
PROXY STATEMENT AND ANNUAL MEETING SUMMARY
This Proxy Statement is being furnished to shareholders of Premier Financial Corp. (“Premier,” “PFC,” the “Company,” “we,” “us,” or “our”). Our Board of Directors (the “Board”) is soliciting proxies to be used at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 26, 2022, at 1:30 p.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Annual Meeting will be an entirely virtual meeting. That means you can attend the Annual Meeting online, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PFC2022. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. The Proxy Statement and related materials were first made available to shareholders of Premier on or about March 10, 2022 and we expect to begin mailing these proxy materials to the shareholders of Premier on or about March 17, 2022.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2022

 The Proxy Statement for the 2022 Annual Meeting of Shareholders and the 2021 Annual Report to Shareholders, which includes the Form 10-K for the year ended December 31, 2021, are both available at www.proxyvote.com using your 12-Digit Control Number and may also be obtained upon written request to Premier Financial Corp., Shannon M. Kuhl, Secretary, 601 Clinton Street, Defiance, Ohio 43512.

Attending the Annual Meeting
We will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Any shareholder can attend the Annual Meeting live via the Internet at
www.virtualshareholdermeeting.com/PFC2022.
•	Webcast starts at 1:30 p.m., Eastern Time.
•	Shareholders may vote and submit questions while attending the Annual Meeting on the Internet.
•	Please have your 12-Digit Control Number to enter the Annual Meeting.
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PFC2022.
•	Questions regarding how to attend and participate via the Internet may be answered by calling 1-855-449-0991 on the day before the Annual Meeting or the day of the Annual Meeting.
•	Webcast replay of the Annual Meeting will be available until April 27, 2023.

Proxies
Your proxy, if properly submitted and not revoked prior to its use, will be voted in accordance with the instructions you give. Properly submitted proxies that do not contain voting instructions and that are not “broker non-votes” will be voted (1) FOR the director nominees identified in Proposal 1 herein, (2) FOR the approval of our executive compensation, (3) FOR the ratification of the appointment of Crowe LLP (“Crowe”) as our independent registered public accounting firm for 2022 and (4) in accordance with the best judgment of the persons appointed as proxies upon the transaction of such other business as may properly come before the Annual Meeting.
You may revoke your proxy at any time before it is exercised by (1) filing written notice of revocation to be received prior to voting at the Annual Meeting with our Secretary, Shannon M. Kuhl, at 601 Clinton Street, Defiance, Ohio 43512; (2) submitting a valid proxy bearing a later date that is received prior to voting at the Annual Meeting; or (3) attending the Annual Meeting online and giving notice of revocation to the Secretary prior to voting your shares at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke a previously given proxy. The proxies we are soliciting will only be exercised at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.
Voting Rights
Only our shareholders of record at the close of business on February 28, 2022 (the “Voting Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Voting Record Date, there were 35,816,534 common shares issued and outstanding. We have no other class of equity securities outstanding that are entitled to vote at the Annual Meeting. The presence, either in person or by proxy, of at least a majority of our outstanding shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted in determining the presence of a quorum.
Required Vote and Voting Recommendation
You are entitled to cast one vote for each share owned. Below are specifics regarding the vote requirement for each proposal:
For Proposal 1, the election of directors at the Annual Meeting, director nominees will be elected by a plurality of the votes cast. Our Articles of Incorporation do not permit shareholders to cumulate votes in the election of directors. Abstentions and broker non-votes will not affect the plurality vote required to elect directors. The Board of Directors recommends that you vote for each nominee for director.
Proposal 2 to approve our executive compensation and Proposal 3 to ratify the appointment of Crowe each requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Because abstentions will not be counted as votes cast at the Annual Meeting, they will not affect either of these proposals. Similarly, broker non-votes will not affect Proposal 2. Proposal 3 is a “discretionary” item, so it will not have broker non-votes. The Board of Directors recommends that you vote in favor of both Proposal 2 and Proposal 3.
Because the proposals to approve our executive compensation and ratify the appointment of Crowe as our independent registered public accounting firm are advisory, they will not be binding upon the Board or the Company. However, the Compensation Committee will take into account the outcome of votes when considering future executive compensation arrangements. Further, if the appointment of Crowe is not ratified by the shareholders, the Audit Committee may re-consider its selection of Crowe as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Proposals 1 and 2 are not “discretionary” items. If your shares are held in “street name,” you must provide instructions to your brokerage firm in order to cast a vote on these proposals. The ratification of the appointment of Crowe is considered a “discretionary” item, so your brokerage firm may vote in its discretion on your behalf if you do not furnish voting instructions.

Our Director Nominees and Continuing Directors
You are being asked to vote on the election of four (4) director nominees listed below. We also included some relevant information on our continuing directors. Detailed information about each nominee’s and continuing director’s background, skills and expertise can be found under Proposal 1 – Election of Directors.
Name	Age	Independent	Audit	Compensation	Executive	Governance & Nominating	Risk
Director Nominees
Zahid Afzal	59	✔					✔
Louis M. Altman	53	✔	✔
Terri A. Bettinger	54	✔		✔			✔
John L. Bookmyer	57	✔		✔	✔

Continuing Directors
Lee Burdman	58	✔		✔			✔
Jean A. Hubbard	63	✔		✔		✔
Charles D. Niehaus	62	✔				✔	✔
Mark A. Robison	57	✔	✔
Richard J. Schiraldi	67	✔	✔		✔	✔
Marty E. Adams	69	✔		✔	✔	✔
Donald P. Hileman	69				✔		✔
Nikki R. Lanier	51	✔		✔			✔
Gary M. Small	61				✔		✔
Samuel S. Strausbaugh	58	✔	✔		✔
The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.
Total Number of Directors	14
Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose
Directors	3	11	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	10	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Corporate Governance Highlights
We believe that sound principles of corporate governance are the hallmark of long-term growth and profitability. Our governance policies are designed to promote independent and diverse consideration of our business and risk management strategies, with the goal of achieving robust returns for our shareholders.
Board and Governance Information
Size of Board	14
Number of Independent Directors	12
Average Age of Directors	60
Board Meetings Held in 2021	9
Director Terms	3 years
Separate Chair and CEO	Yes
Number of Times Independent Directors Met without Management in 2021 (excluding regular executive sessions during Board and Committee meetings)	2
Annual Board Evaluations	Yes
Annual CEO Evaluation	Yes
Board Orientation and Continuing Education	Yes
Codes of Ethics for Directors, Officers and Employees, which includes confidentiality policies	Yes
Board Level Risk Committee	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Robust Anti-Hedging and Pledging Policies	Yes
Strong Recoupment (“Clawback”) Policy	Yes

PROPOSAL 1 –ELECTION OF DIRECTORS
Composition of the Board
On January 31, 2020, Premier acquired United Community Financial Corp. (“UCFC”) pursuant to a merger (the “Merger”). As a result of the Merger, the Code of Regulations was amended to provide that the Board be comprised of seven members of the Board of Premier prior to the Merger and six directors designated by UCFC. On January 3, 2022, the Board voted to increase the size of the Board to 14. This Board of 14 directors is divided into three classes, with two Classes having five members and one Class having four members. The directors are elected by class to serve a three-year term. The terms of the three classes expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. Each of the directors of Premier is also a director of our wholly-owned banking subsidiary, Premier Bank.
When the Board approved the increase in the size of the Board from 13 to 14 members, the Board voted to elect Nikki R. Lanier to fill the vacancy. Ms. Lanier’s term will expire at the 2024 Annual Meeting of Shareholders of the Company upon the election and qualification of her successor.
The current composition of the Board is:
Directors whose terms expire at the Annual Meeting:	Zahid Afzal
Louis M. Altman
Terry A. Bettinger
John L. Bookmyer

Directors whose terms expire at the 2023 annual meeting:	Lee Burdman
Jean A. Hubbard
Charles D. Niehaus
Mark A. Robison
Richard J. Schiraldi

Directors whose terms expire at the 2024 annual meeting:	Marty E. Adams
Donald P. Hileman
Nikki R. Lanier
Gary M. Small
Samuel S. Strausbaugh
We will elect four directors at the Annual Meeting. The director nominees standing for election at the Annual Meeting are Mr. Afzal, Mr. Altman, Ms. Bettinger, and Mr. Bookmyer. Those nominees elected to the Board at the Annual Meeting will serve until our annual meeting in 2025 and until each such person’s successor is duly elected and qualified. If any of the four nominees should become unable or unwilling to stand for election at the Annual Meeting, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. We have no reason to believe that any of the director nominees for election named in this Proposal 1 will be unable or unwilling to serve in such capacity. Each director nominee has consented to act as a director if elected.
The Board has determined that each of Marty E. Adams, Zahid Afzal, Louis M. Altman, Terri A. Bettinger, John L. Bookmyer, Lee Burdman, Jean A. Hubbard, Nikki R. Lanier, Charles D. Niehaus, Mark A. Robison, Richard J. Schiraldi and Samuel S. Strausbaugh is “independent” under the rules of The Nasdaq Stock Market LLC (“Nasdaq”). In assessing the independence of directors and the director nominees, the Board considered the business relationships between Premier and its directors or their affiliated businesses, other than ordinary banking relationships. Where business relationships other than ordinary banking relationships existed, including those disclosed under “Related Person Transactions” below, the Board determined that none of the relationships between Premier and their affiliated businesses impaired the directors’ or director nominees’ independence because the amounts involved were immaterial to the directors or to those businesses when compared to their annual income or gross revenues.

Your Board Recommends That You
Vote FOR The Four Nominees Listed Below.
Nominees for Election at this Annual Meeting:
Louis M. Altman
Age:	53
Director Since:	2020
Committees:	Audit

Business Experience and Specific Qualifications:
Co-managing partner of the A. Altman Company, a full service real estate development firm for commercial, residential, office, medical and hotel properties, since 1999; Former director of UCFC and Home Savings (January 2017 to January 2020); Former director of Ohio Legacy Corp. (January 2010 to January 2018); Former Director of Premier Bank & Trust (February 2010 to January 2018); Former Director of Sky Bank; Former Regional Director of Western Reserve Region, Sky Bank. The attributes, skills and qualifications developed by Mr. Altman through his role as a director of financial institutions over the past 14 years and his broad experience in real estate development would benefit the Board due to his unique insight in the areas of financing, property management, acquisition, business development and leadership.

Zahid Afzal
Age:	59
Director Since:	2020
Committees:	Risk; following the Annual Meeting, Mr. Afzal is expected to join the Compensation Committee in addition to the Risk Committee

Business Experience and Specific Qualifications:
Former Executive Vice President/Chief Operating Officer of UCFC and Home Savings Bank from March 2018 to January 2020; Former director of UCFC (2013 to February 2018) and Home Savings Bank (October 2013 to January 2020). Prior to joining Home Savings Bank, Mr. Afzal served as the Executive Vice President, Chief Operating Officer, of Capital Bank Financial Corp. in Raleigh, North Carolina, from September 2013 until December 2017. From March 2006 until February 2013, he was the Senior Executive Vice President, Chief Information Officer and Chief Operating Officer of Huntington National Bank. Mr. Afzal has expertise that will contribute to the Board, including technology, operations and marketing experience. He also served in various management and leadership positions for Bank of America and Citicorp. Mr. Afzal has expertise that will contribute to the Board, including banking, technology, operations, and marketing experience.

Terri A. Bettinger
Age:	54
Director Since:	2018
Committees:	Compensation; Risk

Business Experience and Specific Qualifications:
Deputy Director and Chief Information Officer for the Ohio Department of Aging and Owner of VCIO Services, LLC, an executive consulting company. She previously served as the Chief Information Officer of Franklin County Data Center in Columbus, Ohio (February 2015 to October 2017). Prior to that time, Ms. Bettinger led North America Fund Services Technology for the Global Financial Services Group at Citigroup Inc. from April 2009 to February 2015. Ms. Bettinger spent 20 years in the banking and financial services industry, and her successful career in the delivery of valuable technology solutions provides beneficial knowledge to the Board in the area of technological growth and innovation.

John L. Bookmyer
Age:	57
Director Since:	2005
Committees:
Executive (Chair); Audit; Compensation; following the Annual Meeting, Mr. Bookmyer is expected to join the Governance & Nominating Committee in addition to the Executive, Audit, and Compensation Committees.

Business Experience and Specific Qualifications:
CEO of Pain Management Group located in Findlay, Ohio, since January 2009; Former Chief Operating Officer of Blanchard Valley Health System in Findlay, Ohio, from August 1995 until December 2008. Mr. Bookmyer is a Certified Public Accountant in Ohio and has extensive experience in oversight, leadership and financial matters from his roles at the entities identified above. He is also very familiar with the needs of the region through his interactions with community hospitals and businesses.

Continuing Directors with Terms Expiring at the 2023 Annual Meeting:
Lee Burdman
Age:	58
Director Since:	2020
Committees:	Compensation; Risk

Business Experience and Specific Qualifications:
Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focused on shopping center development, headquartered in Youngstown, Ohio; Former director of UCFC and Home Savings Bank from April 2011 to January 2020; Former director of a local community bank and the local bank’s regional successor following its merger. Mr. Burdman has expertise that will contribute to the Board, including experience and expertise in owning, managing and developing real estate, commercial real estate lending, financial literacy and executive management.

Jean A. Hubbard
Age:	63
Director Since:	2008
Committees:	Compensation; Governance and Nominating

Business Experience and Specific Qualifications:
Corporate Treasurer and Business Manager since 2003 of The Hubbard Company, a printing and office supply company located in Defiance, Ohio. Ms. Hubbard held various positions throughout her banking career, including Senior Vice President and Human Resource Director, Rurban Financial Corp. (“Rurban”), from 1998 to 2003. Ms. Hubbard offers financial and business expertise through her work as corporate treasurer. Ms. Hubbard also provides the Board with insight regarding employee and human resource issues from her experience at Rurban.

Charles D. Niehaus
Age:	62
Director Since:	2014
Committees:	Risk (Chair); Governance and Nominating

Business Experience and Specific Qualifications:
Member and Managing Partner of Niehaus Kalas Hinshaw Ltd., Attorneys at Law, in Toledo, Ohio, since 2007. Mr. Niehaus has provided legal representation to corporate and business clients for over 30 years on a wide range of business issues including the representation of financial institutions in formation, acquisitions, bank litigation, shareholder matters and regulatory compliance. He brings extensive experience in the legal and financial services areas and provides valuable guidance and insight with respect to strategy and compliance.

Mark A. Robison
Age:	57
Director Since:	2018
Committees:	Audit

Business Experience and Specific Qualifications:
President of Brotherhood Mutual Insurance Company headquartered in Fort Wayne, Indiana, since 2007 and Chairman of the Board of Brotherhood Mutual since 2009. Prior to his promotion to President of Brotherhood Mutual Insurance Company, Mr. Robison served in various positions at Brotherhood Mutual since 1994, including as Vice President of Finance. As a successful leader of a national company, Mr. Robison adds valuable leadership experience to the Board.

Richard J. Schiraldi
Age:	67
Director Since:	2020
Committees:	Governance and Nominating (Chair); Audit; Executive

Business Experience and Specific Qualifications:
Former director of the Board of Directors of UCFC (from 2002 to January 2020) and Chairman and director of the Board of Directors of Home Savings Bank (from 2005 to January 2020); Partner, Cohen & Company, Certified Public Accountants in Youngstown, Ohio (1990 to January 2017); Director of Tax Operations in Youngstown, Ohio, office of Cohen & Company (1983 to 2003); CPA, Touche Ross. The skills and qualifications Mr. Schiraldi developed throughout his 34 years as a CPA, as well as his experience as the owner and manager of privately held businesses and as a director of numerous not-for-profit entities, enable him to contribute significant insight to the Board in the areas of strategic planning, tax, accounting and financial, local community affairs and leadership.

Continuing Directors with Terms Expiring at the 2024 Annual Meeting:
Marty E. Adams
Age:	69
Director Since:	2020
Committees:	Compensation (Chair); Executive; Governance and Nominating

Business Experience and Specific Qualifications:
President of Marty Adams Consulting, LLC; Managing Member of Strategic Value Bank Partners, LLC, since November 2015; Director of First National Bank of America; Director, FineMark Holdings, Inc. Florida since October 2021; Former Director of PVF Capital Corp. (“PVF”); Former Director of UCFC and Home Savings Bank (2013 to January 2020); Former director and Interim Chief Executive Officer of Park View Federal Savings Bank, subsidiary of PVF; Former Chairman, Director and Chief Executive Officer of Sky Financial Group, Inc.; Former Director, President and Chief Operating Officer of Huntington Bancshares, Inc. Mr. Adams’ skills and qualifications that he has developed through more than 35 years of experience in the banking and financial services industries, as well as his service in significant public company leadership positions, enable him to contribute technical knowledge to the Board in nearly all operational areas of banking.

Donald P. Hileman
Age:	69
Director Since:	2013
Committees:	Executive; Risk

Business Experience and Specific Qualifications:
Executive Chairman of Premier. Former CEO of Premier (January 1, 2014 to April 1, 2021) and former CEO of Premier Bank (January 1, 2014 to April 1, 2021); President of Premier from January 1, 2014 until January 31, 2020; President of Premier Bank from 2015 until March 4, 2019; Executive Vice President and Chief Financial Officer of Premier and Premier Bank from 2009 through 2013; Interim Chief Financial Officer from October 2008 to March 2009; and CEO of First Insurance until April 1, 2022. Prior to joining Premier, Mr. Hileman was Corporate Controller of Sky Financial Group, Inc. for 12 years. Mr. Hileman brings valuable experience and expertise to the Board from his work within financial institutions, as well as his knowledge and familiarity with Premier and its subsidiaries.

Nikki R. Lanier
Age:	51
Director Since:	2022
Committees:	Compensation; Risk

Business Experience and Specific Qualifications:
Ms. Lanier is the founder and Chief Executive Officer of Harper Slade, a racial equality advisory firm that began operations January 1, 2022. Prior to forming Harper Slade, Ms. Lanier was the Senior Vice President and Site General Manager of the Federal Reserve Bank of St. Louis (Louisville, Kentucky, Branch). With a background as a labor and employment attorney, Ms. Lanier brings valuable experience and expertise to the Board regarding diversity, equity and inclusion considerations, and human capital matters. Ms. Lanier has experience in a variety of private and public industries, including banking, manufacturing, education and healthcare, which will provide the Board with a beneficial perspective on such matters.

Gary M. Small
Age:	61
Director Since:	2020
Committees:	Executive; Risk

Business Experience and Specific Qualifications:
CEO and President of Premier and Premier Bank (since April 1, 2021); President of Premier and President of Premier Bank (since January 31, 2020). Former President, Chief Executive Officer and Director of UCFC and Home Savings (March 2014 to January 2020); Former Senior Executive Vice President and Chief Banking Officer for S&T Bank, located in Indiana, Pennsylvania; held various senior executive officer positions with Jackson Hewitt Tax Services, including Senior Vice President of Customer Operations and Chief Operating Officer; former Executive Vice President and Regional Banking Group President for Huntington National Bank; former Executive Vice President and Head of Regional Banking for Sky Financial Group; 20 years in a number of senior operating and financial roles with National City Corporation and its predecessor Merchants National Corporation, including four years as Executive Vice President and Retail Network Executive with responsibility for over 200 branch locations across the Midwest. With over 35 years of banking and finance experience, Mr. Small provides the Board with invaluable knowledge regarding financial institutions.

Samuel S. Strausbaugh
Age:	58
Director Since:	2006
Committees:	Audit (Chair); Executive

Business Experience and Specific Qualifications:
President of Elpis Opportunity Fund L.P. since October 2020; President and CEO of Vrsus Assets, LLC, a digital case management platform firm for plaintiff attorneys, from March 2018 to October 2020; President, CEO, and CFO of JB & Company, Inc., a commercial roofing company, from 2011 to 2017; Former Co-President of Defiance Metal Products in Defiance, Ohio, from September 2006 to November 2011; CFO of Defiance Metal Products from November 1998 to July 2006. Mr. Strausbaugh has important tactical and strategic skills that he developed by holding management and executive positions with his prior employers. His experience with a growing company helps to inform the Board when considering future business opportunities.

ENVIRONMENTAL, SOCIAL AND OTHER GOVERNANCE MATTERS
We view ourselves as a high-performing, community-focused financial institution dedicated to focusing on our customers, our employees and the communities we have served since the 1890s. We are built on a foundation of focusing on the fundamentals of sound banking practices and are strengthened by our Mission & Vision and Core Values initiatives described below. We also have a tagline of “Powered by People” as an indication of our commitment to local, responsive, personalized service. We consider environmental, social and governance matters to be an integral part of our business.

While environmental, social and governance matters have been of high importance to Premier for several years, in January 2022 we specifically tasked our Governance and Nominating Committee to oversee the management of our efforts in these areas, including our efforts toward promoting diversity, equity, and inclusion.
Environmental
We believe that the protection of the environment is an important part of our responsibility as a banking institution, and we are committed to doing our part to ensure a sustainable future. In 2021, we decided to use renewable electricity and carbon-neutral natural gas to power all of our locations. Additionally, we use LED bulbs for all lighting replacement in our facilities.

Social
Supporting Local Communities
Supporting individuals and businesses in our local communities is a top priority for us. We are a proud participant in the Small Business Administration’s Payment Protection Program (“PPP”), originating $$636.9 million of PPP loans (5,111 loans in total) throughout the COVID-19 pandemic. We have also accommodated many of our commercial and individual borrowers who were negatively impacted by the COVID-19 pandemic by providing loan modifications to include either interest only deferral or principal and interest deferral.
In 2021, through Premier Bank and the Premier Bank Foundation, we donated $1.3 million to over 400 non-profit organizations in the communities we serve. Our employees have also participated in numerous volunteer service efforts providing their time and talents to their local communities. All employees receive paid volunteer time specifically for the purpose of volunteering their time in their respective communities. In 2021, our employees recorded over 1,500 hours of volunteer time, and we believe the actual time dedicated to such efforts to be even greater than such recorded amount.
Human Capital Management
•	Talent Acquisition. Our talent acquisition processes are designed to attract top talent in the financial services industry and to foster an inclusive, respectful, and rewarding workplace.
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Employee Retention and Engagement. All employees receive training on our Mission, Vision and Core Values. We are committed to fostering an environment that encourages diverse viewpoints, backgrounds, and experiences. With the support of our Board, we continue to explore additional diversity, equity, and inclusion efforts. We offer a comprehensive benefits package to our employees and have designed our benefits and compensation programs to attract, retain, motivate, and reward employees.

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Safety and Well-Being. Protecting our team members with good health, safety, and well-being practices is an integral part of our culture and is perhaps our most important human capital management asset. We provide robust health benefits, including medical, dental and vision, short- and long-term disability, and life insurance.

Diversity, Equity and Inclusion
We are committed to employing and retaining a highly diverse workforce. We are an Equal Employment Opportunity Employer that understands the importance of employing individuals with varied backgrounds. Beginning with the “tone from the top” and cascading throughout our organization, we expect our employees to understand the importance of diversity, equity and inclusion and how these considerations impact our ability to achieve a highly efficient and dynamic work environment. We have implemented multiple programs and initiatives designed to increase diversity, equity and inclusion awareness, to build diverse teams, to encourage connections amongst all of our employees, and to support our commitment to recruiting and retaining a diverse workforce.

Governance
Our Board and management team are committed to sound and effective corporate governance practices. Certain aspects of these practices, including the leadership structure of our Board and the Board’s role in risk oversight, the Board’s committees, our Code of Ethics policy, our stock ownership guidelines for directors and executive officers, and our director and executive compensation programs are discussed in the sections below. We believe the diversity of our directors has significantly enhanced the effectiveness of our Board. This topic is discussed in greater detail under “Board Diversity” below.
Director Independence
Premier’s Board has determined that the following directors, constituting a majority (12 of 14 directors) of the Board, are “independent directors,” as that term is defined in Nasdaq Listing Rule 5605(a)(2): Marty E. Adams, Zahid Afzal, Louis M. Altman, Terri A. Bettinger, John L. Bookmyer, Lee Burdman, Jean A. Hubbard, Nikki R. Lanier, Charles D. Niehaus, Mark A. Robison, Richard J. Schiraldi, and Samuel S. Strausbaugh.
Board Diversity
On August 6, 2021, the SEC approved amendments to the Listing Rules of the Nasdaq Stock Market related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each Nasdaq-listed company, subject to certain exceptions, to (1) have at least one director who self-identifies as female, and (2) have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaskan Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) explain why the company does not have at least two directors on its board who self-identify in the categories listed above. While full compliance with the Diverse Board Representation Rule does not take effect until 2025, we currently satisfy this rule with three female directors, one director who self-identifies as Asian, and one director who self-identifies as Black or African American. In addition, new Listing Rule 5606, otherwise known as the “Board Diversity Disclosure Rule,” requires each Nasdaq-listed company, subject to certain exceptions, to provide statistical information about its board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. This information is provided on page 3.
The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of our business, as well as diversity with respect to gender and ethnicity. Although the Governance and Nominating Committee does not have a formal diversity policy in place, it seeks to promote a diverse set of viewpoints and business experience in the Board’s membership.
Board Leadership Structure
In accordance with our Code of Regulations, the Board elects both our chairman of the Board (sometimes referred to as the “Chairman”) and our Chief Executive Officer (sometimes referred to as the “CEO”), and these positions are to be separate and held by different individuals. In the event the Chairman is not an independent director, it is the Board’s policy to designate from among the independent directors a “Lead Independent Director.”
Mr. Hileman was appointed Executive Chairman of the Board effective April 1, 2021. Mr. Bookmyer was appointed Past Chairman of the Board effective April 1, 2021. Mr. Schiraldi currently serves as Vice Chairman of the Board and Lead Independent Director. From April 2021 until the Annual Meeting, both the Lead Independent Director and Past Chairman were ex-officio members of every Board committee of which they are not assigned members. In this ex-officio capacity, Mr. Schiraldi and Mr. Bookmyer were eligible to vote on matters at the committee meetings they attended, although they were not included for purposes of determining whether a quorum of the committee members was present. After the Annual Meeting, only Mr. Schiraldi will continue in an ex-officio capacity for committees to which he is not assigned.
Board’s Role of Risk Oversight
The Board’s function of overseeing risk is handled primarily by the Board’s Risk Committee. The Chief Risk Officer works with management as well as internal and external auditors to determine and evaluate significant risks that we may be taking and communicates those findings directly to the Risk Committee. The

Risk Committee provides oversight related to identifying, quantifying, minimizing and managing our risks. The Risk Committee believes that by involving both management and auditors in this important process, it is best able to perform its oversight function. The Company, typically in conjunction with Premier Bank, also has the following standing management-level committees: Enterprise Risk Management, Compliance, Information Security, Asset Liability, Loan, Special Assets, CRA & Fair Lending, and Change Management that meet regularly to provide governance structure and input into our risk management process. These committees provide information and support to the Risk Committee minutes, and findings of these committees are presented to the Risk Committee.
Board’s Role in Strategic Planning
Our Board has the legal responsibility for overseeing our affairs and, thus, an obligation to keep informed about our business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to us. Acting as a full Board and through its standing committees, the Board is fully involved in our strategic planning process.
Each year, typically in September, senior management and the Board hold an extended meeting to focus on corporate strategy. This session involves presentations from management and input from the directors regarding the assumptions, priorities and strategies that will form the basis for management’s operating plan and strategy for the coming year. At subsequent meetings, the Board continues to review our progress against the strategic plan and to exercise oversight and decision-making authority regarding strategic areas of importance and revise the strategic plan, as necessary. The role the Board plays is inextricably linked to the development and review of our strategic plan. Through these procedures, the Board, consistent with good corporate governance practices, encourages our long-term success by exercising sound and independent business judgment on the strategic issues that are important to our business.
Board Meetings
Our Board holds regular meetings each quarter, while Premier Bank’s Board of Directors meets twice each quarter. Special meetings of the boards are held from time to time, as needed. There were ten meetings of the Board of Directors of Premier and 12 meetings of the Board of Directors of Premier Bank held during 2021. The independent directors of Premier also met twice, in addition to the full Board meetings. All of our directors attended at least 80% of the total number of meetings of the full Board of Directors of Premier and all independent directors attended both of the independent director meetings. All directors that serve on a committee of the Board attended at least 75% of the total number of meetings of each such committee.
Neither the Board nor the Corporate Governance Committee has implemented a formal policy regarding director attendance at our annual shareholder meetings. In 2021, all of our then-incumbent directors attended the annual meeting.
Non-management directors met six times in executive session in 2021 in addition to the independent director meetings described above.
Board Committees
The Board has five standing committees: Audit, Compensation, Governance and Nominating, Risk and Executive. Charters for each of these committees, with the exception of the Executive Committee, are posted on our website at http://www.premierfincorp.com under the link “Governance Documents.”
Audit Committee
The Audit Committee is responsible for: (1) the appointment of our independent registered public accounting firm; (2) review of the external audit plan and the results of the auditing engagement; (3) the appointment of our internal audit firm; (4) review of the internal audit plan and results of the internal audits; (5) review of the effectiveness of our system of internal control, including review of the process used by management to evaluate the effectiveness of the system of internal control; and (6) oversight of our accounting and financial reporting practices. The Board has determined that John L. Bookmyer, Mark A. Robison, Richard J. Schiraldi, and

Samuel S. Strausbaugh each have the attributes listed in the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K and in the Nasdaq listing requirements. All of the Audit Committee members are considered “independent” for purposes of Nasdaq listing requirements and meet the Nasdaq standards for financial sophistication.
Audit Committee Meetings held in 2021: 6

2021/2022 Committee Members

	Independent	Audit Committee Financial Expert
Samuel S. Strausbaugh (Chair)	✔	✔
Louis M. Altman	✔
John L. Bookmyer	✔	✔
Mark A. Robison	✔	✔
Richard J. Schiraldi	✔	✔
Compensation Committee
The Compensation Committee is responsible for overseeing our compensation programs, including base salaries, incentive compensation, equity-based compensation, and benefit plans. The Committee also determines the CEO’s annual goals, participates in the annual evaluation of the CEO, and approves the compensation paid to the CEO. The Committee oversees the performance evaluation of the other executive officers subject to Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and approves the compensation paid to such officers. The Committee also reviews and recommends the compensation to be paid to directors for their service on the Board, Board committees, and subsidiary boards (including committee member and committee chair’s fees, equity-based awards and other similar items, as appropriate). The Committee regularly uses the services of an independent executive compensation consulting firm to fulfill its responsibilities for evaluating and establishing the compensation program for the Company’s executive officers and directors. All of the Compensation Committee members are considered “independent” for purposes of the Nasdaq listing requirements and are “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.
Compensation Committee Meetings held in 2021: 4

2021/2022 Committee Members

Independent
Marty E. Adams (Chair)	✔
Terri A. Bettinger	✔
John L. Bookmyer	✔
Lee Burdman	✔
Jean A. Hubbard	✔
Nikki R. Lanier*	✔
*	Director Lanier joined the Committee effective January 24, 2022
Governance and Nominating Committee
The Governance and Nominating Committee is responsible for ensuring that the Board is appropriately constituted and for developing and overseeing the Company’s corporate governance policies and guidelines. The Committee is responsible for ensuring that the members of the Board collectively possess the appropriate mix of knowledge, skills and experience required to ensure that our business succeeds. The Committee is responsible for establishing the procedures for director nominations and the evaluation criteria for all relevant candidates. The Committee also reviews the independence of all directors, monitors the Board’s continuing education and self-assessment process, and conducts annual assessments of the Board and periodic assessments of the Board committees. The Committee oversees the Company’s Code of Ethics and Corporate Governance Guidelines and

is responsible for the review of conflict of interest matters and related party transactions. The Governance and Nominating Committee maintains both an emergency succession plan and a long-range succession plan. All of the Governance and Nominating Committee members are considered “independent” for purposes of the Nasdaq listing requirements.
The process and criteria considered in evaluating nominees for election to the Board are described in the Committee’s Charter and in the Corporate Governance Guidelines (also available on our website at http://www.premierfincorp.com under the link “Governance Documents”). The Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and exhibiting high moral character. The Committee will also consider whether a nominee meets applicable independence standards, possesses high personal and professional ethics and integrity, and has the ability to devote sufficient time to fulfilling the duties of a director. Additional factors considered may include the individual’s overall experience in business and education and the individual’s particular skills, attributes or other factors relevant to the Company’s business or necessary or appropriate for our corporate governance needs (e.g., the need for a “financial expert” for service on the Audit Committee). The Committee also seeks to promote a diverse set of viewpoints and business experience in the Board’s membership. In evaluating an incumbent director whose term of office is set to expire, the Committee reviews such director’s overall service during his or her term, including attendance at meetings, participation, and quality of performance. No one individual criteria or factor is given particular weight or precedence in evaluating nominees. The Committee retains the right to modify these minimum qualifications from time to time as circumstances dictate. The Committee will comply with all applicable rules, including Nasdaq Rules and the rules of the U.S. Securities and Exchange Commission (“SEC”), when considering nominations for the Board.
In addition to the stated process and criteria for evaluating nominees for director positions, there are certain obligations resulting from the Merger that will continue until April 1, 2023. Pursuant to the Merger Agreement, Premier’s Code of Regulations was amended and restated to provide that the Board would consist of 13 directors: (1) Mr. Hileman, Mr. Bookmyer, and five other persons who served as directors of Premier or Premier Bank immediately prior to the effective time of the Merger (the “Premier related directors”) and (2) Mr. Small, Mr. Schiraldi, and four other persons who served as directors of UCFC or Home Savings Bank immediately prior to the effective time of the Merger (the “UCFC related directors”). If, prior to the second anniversary of the “succession date” (as defined in the Code of Regulations), which has been set as April 1, 2021, any of the initial Premier related directors or UCFC related directors ceases to serve as a director for any reason or does not stand for reelection, the vacancy will be filled by the Board with an individual selected by the UCFC related directors (if such director was a UCFC related director) or the Premier related directors (if such director was a Premier related director) in good faith in a manner intended to preserve the principles of representation in the Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.
Our shareholders may also make nominations for candidates for director to the Governance and Nominating Committee, provided that notice of such nomination is given in writing to our Secretary not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The shareholder making the nomination must promptly provide any information reasonably requested by the Governance and Nominating Committee. This Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, when evaluating a candidate who was recommended by a shareholder. No director nominations were received from shareholders for the election of directors at the Annual Meeting.
Governance and Nominating Committee Meetings held in 2021: 4

2021/2022 Committee Members
Independent
Richard J. Schiraldi (Chair)	✔
Marty E. Adams	✔
Jean A. Hubbard	✔
Charles D. Niehaus	✔

Risk Committee
The Risk Committee establishes the risk appetite of the Company and monitors the Company’s activities and performance to ensure alignment with such risk appetite. The Committee also oversees the establishment and implementation of the Company’s enterprise risk governance framework that manages the following risk categories: credit, interest rate, liquidity, market, operational, regulatory, compliance, legal, reputation, strategic, and other risks considered to be emerging risks or relating to economic trends or external influences. A majority of the members of the Risk Committee are considered “independent” for purposes of the Nasdaq listing requirements.
Risk Committee Meetings held in 2021: 5

2021/2022 Committee Members

Independent
Charles D. Niehaus (Chair)	✔
Zahid Afzal	✔
Terri A. Bettinger	✔
Lee Burdman	✔
Donald P. Hileman	✔
Nikki R. Lanier*	✔
Gary M. Small	✔
*	Director Lanier joined the Committee effective January 24, 2022
Executive Committee
The Executive Committee generally has the power and authority to act on behalf of the Board between scheduled meetings unless specific Board action is required or unless otherwise restricted by our Articles of Incorporation or Code of Regulations or by action of the Board. There is no specific charter document for the Executive Committee.
Meetings held in 2021: Zero

2021/2022 Committee Members

Independent
Donald P. Hileman (Chair)	✔
Marty E. Adams	✔
John L. Bookmyer	✔
Richard J. Schiraldi	✔
Gary M. Small
Samuel S. Strausbaugh	✔
Compensation Committee Interlocks and Insider Participation
Directors Adams, Bettinger, Bookmyer, Burdman, Hubbard, and Schiraldi (ex-officio) served on the Compensation Committee during 2021. There were no Compensation Committee interlocks or insider (employee) participation during 2021.
Communication with Directors
The Board has adopted a process by which shareholders may communicate with the directors. Any shareholder wishing to do so may write to the Board at our principal business address—601 Clinton St., Defiance, Ohio 43512. Any shareholder communication so addressed will be delivered unopened to the director or a member of the group of directors to whom it is addressed, or to the Chairman if addressed to the Board.

Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines as a framework to assist the Board in exercising its responsibilities. These Guidelines address expectations of the Board in performing its duties and reflect its ongoing efforts to enhance its effectiveness and corporate governance. These Guidelines will be periodically reviewed and modified as deemed appropriate by the Board. The Guidelines can be found on the Company’s website at http://www.premierfincorp.com under the link “Governance Documents.”
Anti-Hedging Policy
Directors and executive officers are prohibited from engaging in transactions that could reduce the extent to which their investment in Company common stock or equity compensation is aligned with the interests of shareholders. Directors and executive officers are prohibited from entering into speculative transactions involving shares of Corporation common stock and shall not engage in any hedging transactions, short sales, puts, calls, swaps, forward contracts, or other derivative securities involving shares of the Company’s common stock.
Related Person Transactions
The Board and the Governance and Nominating Committee review and approve all transactions and payments involving the directors and executive officers, or involving their related persons or immediate family members, that occur in a given fiscal year. No related person transactions were identified in 2021 that require disclosure in this Proxy Statement. Transactions with related persons of certain independent directors were identified and reviewed by the Governance and Nominating Committee, but none of these transactions were determined to affect the ability of such directors to exercise their independent judgment while serving on the Board or any Board committees due to the minimal values involved.
Premier Bank has, and expects to have in the future, banking relationships in the ordinary course of business with directors, executive officers, and their affiliates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Similarly, First Insurance Group has, and expects to have in the future, insurance agent relationships in the ordinary course of business with directors, executive officers, and their affiliates on terms comparable to transactions with third parties. Normal, arms-length banking or insurance relationships entered into in the ordinary course of business and consistent with applicable federal banking or other regulations are not considered to interfere with a director’s independence. Service specialization, rate concessions, fee concessions, or other services or product modifications may similarly be offered to directors and executive officers and their affiliates if the same would be offered to other similarly situated clients on a non-discriminatory basis in the ordinary course of business. All loans or extensions of credit to a director or officer, or their related interests (as defined by Regulation O of the Federal Reserve), (1) were made in compliance with Regulation O of the Federal Reserve, (2) were made in the ordinary course of business, (3) were made on substantially the same terms, including interest rates and nature of collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and (4) did not involve more than the normal risk of collectability or present other unfavorable features.

DIRECTOR COMPENSATION
The table below provides information concerning our director compensation for the fiscal year ended December 31, 2021.
2021 Director Compensation
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Adams, Marty E.	$42,500	$37,608	$80,108
Afzal, Zahid	$41,250	$37,608	$78,858
Altman, Louis M.	$42,500	$37,608	$80,108
Bettinger, Terri A.	$41,250	$37,608	$78,858
Bookmyer, John L.	$52,500	$57,431	$109,931
Burdman, Lee	$40,000	$37,608	$77,608
Hubbard, Jean A.	$42,500	$37,608	$80,108
Niehaus, Charles D.	$43,750	$37,608	$81,358
Robison, Mark A.	$42,500	$37,608	$80,108
Schiraldi, Richard J.	$55,000	$37,608	$92,608
Strausbaugh, Samuel S.	$45,000	$37,608	$82,608
(1)
In 2021, each non-employee director who was a director as of March 1, 2021, was granted an award of restricted shares on such date. The amounts reported for such awards in this column represent the aggregate grant date fair value of the shares granted to each non-employee computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC Topic 718”) using the closing price of PFC common stock on the award date. Additionally, Mr. Bookmyer was granted an award of restricted shares on March 31, 2021 for his role as non-employee Chairman through that date.

Each non-employee director received an annual retainer of $70,000 in 2021. Director Bookmyer received a special retainer of $97,500 in consideration of his service as Chairman and Past Chairman of the Board in 2021. Director Schiraldi, as Vice Chairman, received a retainer of $80,000. Employee directors are not paid for Board service. The Company pays directors $35,000 of the annual retainer in Premier shares, other than Mr. Bookmyer, who received $52,500 in Premier shares. The Company uses a 20-day average stock price when calculating the number of shares to be issued. Besides the portion of the retainer paid in Premier shares, the Company allows individual directors to elect to receive the balance of their director compensation in either cash or stock.
Directors receive additional retainers in connection with their service on Board committees, the Trust Committee of Premier Bank, or on the Board of First Insurance Group. The following table provides information on these additional retainer amounts:
Committee	Chair retainer	Member retainer
Audit Committee	$10,000	$5,000
Compensation Committee	$5,000	$2,500
Risk Committee	$5,000	$2,500
Governance and Nominating Committee	$5,000	$2,500
Trust Committee	$2,500	$1,250
First Insurance Group	$2,500	$1,250
Our directors may defer all or any part of their cash retainer payable to them under the First Defiance Financial Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”). The returns on the amounts deferred are dependent on the investment elections made by the director. In 2021, the directors’ investment choices included an account of Premier common shares in addition to a number of mutual funds. Returns under the Deferred Compensation Plan are calculated to mirror these elections. Because these earnings are denominated in our shares or mutual fund equivalents, such earnings are not considered to be preferential or above market and are not reported in the 2021 Director Compensation table above. Beginning in January 2022, directors are no longer able to choose an investment in Premier common shares under the Deferred Compensation Plan.
No non-employee director received perquisites or personal benefits with an aggregate value exceeding $10,000.

The Board has set ownership guidelines for the Board and executive management. The guideline for each Board member is ownership equal to a value of five times the annual retainer payable in Premier shares. The Board prohibits directors from engaging in transactions that could reduce the extent to which their investment in Premier’s shares is aligned with the interests of shareholders. As a result, our Corporate Governance Guidelines prohibit directors from entering into speculative transactions involving our shares, including any hedging, short sales, puts, calls, swaps, forward contracts, or other derivative securities.
EXECUTIVE OFFICERS
The following table sets forth the name of each current executive officer, other than Mr. Hileman and Mr. Small, whose information is set forth above, and the principal position and offices he or she holds with Premier or Premier Bank.
Name	Information about Executive Officer
Kathy Bushway
Senior Vice President, Chief Marketing Officer. Prior to her current role, Ms. Bushway was Director of Marketing from September 2016 until June 2020. Prior to joining Premier, Ms. Bushway served as Senior Vice President, Marketing & Communications Director and various other positions with Huntington National Bank (formerly FirstMerit Corporation) from September 2004 to September 2016. Ms. Bushway is 62.

Varun Chandhok
Executive Vice President, Chief Information Officer and Operations Officer. Prior to his current role, Mr. Chandhok was the Chief Information Officer from March 2021 through October 2021. Prior to joining Premier, Mr. Chandhok served as Chief Information Officer – Corporate, Risk Regulatory and Finance from October 2019 to March 2021 and as Chief Information Officer – Corporate and Chief Architect from February 2014 to October 2019 of M&T Bank. Mr. Chandhok is 50.

Sharon L. Davis
Executive Vice President, Chief Human Resources Officer. Prior to her current role, Ms. Davis was Director of Human Resources of Premier and Premier Bank from November 2015 to January 2020. Prior to joining Premier, Ms. Davis was Senior Vice President and Human Resources Director at First Community Bank from October 2007 to November 2015. Prior to that, she served as an Assistant Vice President, Senior Human Resources Business Partner for BBVA Compass. Ms. Davis is 40.

Matthew T. Garrity
Executive Vice President, Chief Lending Officer. Prior to his current role, Mr. Garrity served on the Home Savings Bank Board from February 2018 through January 2020, and was Executive Vice President, Commercial Lending and Credit Administration of Home Savings Bank from June 2013 to January 2020. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer of Home Savings Bank from June 2009 until June 2013. Mr. Garrity served as Senior Vice President – National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer – Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007. Mr. Garrity is 55.

Jason L. Gendics
Executive Vice President, Retail and Business Banking of Premier Bank since January 2020. Prior to his current role, Mr. Gendics was Executive Vice President, Head of Consumer and Business Banking for Home Savings Bank from May 2019 until its merger with Premier Bank in January 2020. Prior to that time, Mr. Gendics was Senior Vice President, Home Lending Region Manager for Huntington Bank from 2016 to April 2019. Mr. Gendics is 51.

Name	Information about Executive Officer
Shannon M. Kuhl
Executive Vice President, Chief Legal Officer. Ms. Kuhl joined Premier March 1, 2021. Prior to her current role, Ms. Kuhl was a member of Frost Brown Todd LLC, a law firm, from May 2019 through February 2021. Prior to that time, Ms. Kuhl was with First Financial Bancorp and First Financial Bank, Cincinnati, Ohio, where she served in various positions since 2006, including Chief Risk Officer from November 2017 until November 2018, Chief Legal Officer from October 2013 until April 2018, and Chief Compliance Officer from September 2016 until November 2017. Ms. Kuhl is 51.

Paul D. Nungester
Executive Vice President and Chief Financial Officer. Prior to his current role, Mr. Nungester was Executive Vice President, Director of Finance and Accounting from July 2018 to April 2019. Prior to joining Premier, Mr. Nungester worked at Welltower Inc., a real estate investment trust, where he served in various positions since 2001: Senior Vice President and Controller from January 2012 to May 2018, including to transition his role from March 20, 2018 until May 15, 2018; Vice President and Controller from March 2006 to January 2012; and Controller from September 2002 to March 2006. Mr. Nungester is 48.

Dennis E. Rose, Jr.
Executive Vice President and Chief Strategy Officer. Prior to his current role, Mr. Rose served as Chief Operations Officer from January 2020 through October 2021, Director of Strategy Management from January 2017 to January 2020, Executive Vice President, Head of Business Banking from October 2013 to December 2016, and Executive Vice President, Chief Operations Officer from 2001 to 2013. Mr. Rose joined Premier Bank in 1996 and served as Corporate Controller until 2001. Mr. Rose is 53.

Jennifer Scroggs
Senior Vice President, Wealth Management Director. Prior to her current role, Ms. Scroggs served as the Senior Vice President, Director of Trust and Chief Trust Fiduciary Officer from January 2020 through June 2021 for Premier Bank. Ms. Scroggs joined Premier Bank in January 2017 as Vice President, Senior Trust Fiduciary Officer. Prior to joining Premier Bank, Ms. Scroggs served as a Trust Officer and Vice President, Senior Trust Officer for Fifth Third Bank from 2006 to 2017. Ms. Scroggs is 44.

Tina M. Shaver
Executive Vice President, Chief Risk Officer. Ms. Shaver joined Premier in November 2020. Prior to her current role, Ms. Shaver served as Senior Director and Deputy Chief Compliance & Ethics Officer of Treliant, LLC in Washington D.C., where she provided consultative guidance to financial institutions on enterprise risk matters from September 2016 to October 2020. Prior to that, she served as Senior Vice President & Chief Compliance Officer of FirstMerit Bank, N.A. in Akron, Ohio, from October 2004 to August 2016. Ms. Shaver is 54.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“Named Executive Officers”), as identified in the Summary Compensation Table below.
2021 Performance Summary
Our goal is to continue to be a high-performing community-focused financial institution, meeting or exceeding the 75th percentile of our peers in key financial measures. Compensation is a key component of attracting talent to our organization that will enable us to reach this goal.
As of December 31, 2021, the Company had assets of $7.5 billion. Although the ongoing pandemic impacted the Company’s performance measurements for 2021, we continued to produce strong annual performance results. Highlights from fiscal 2021 include:
•	Nine consecutive years of record core diluted earnings per common share with an increase of 23% from 2020 excluding merger-related provision and other costs;
•	Strong growth in core loans excluding PPP loans of 2.6% for the full year and 8.7% for the fourth quarter annualized;
•	High return on average assets of 1.68% on a net income basis and 2.00% on a pre-tax, pre-provision basis; and
•	Strong asset quality with non-performing assets at 0.64% and classified loans at 1.21% for year-end.
For the three-year period ending December 31, 2021, our cumulative growth in core earnings per share was 50%. Our performance was driven by a strong three-year average core return on assets of 1.58%, and our successful execution of our organic and acquisition growth strategies. By emphasizing growth opportunities in our metro markets, our three-year compounded growth in total assets was 33% with organic growth of 12%. Due to the impact of the market improvement in 2021 after the significant downturn in response to the COVID-19 pandemic in 2020, three-year total shareholder returns were generally strong for financial institutions. Premier shares posted a total return to shareholders of 40.4% for the three-year period ended December 31, 2021, including 39.1% for 2021, which compares favorably to a total return of 35.4% for our peer group set forth below.
Compensation Philosophy and Objectives
The Board believes the most effective executive compensation program is one that rewards the achievement of specific annual, long-term, and strategic goals that are established in conjunction with strategic planning initiatives and the long-term objective of maximizing shareholder value. Consistent with that philosophy, our executive compensation packages include both cash and stock-based compensation that reward performance as measured against predetermined goals. The Committee evaluates our executive compensation program to ensure that it is sufficiently competitive to enable us to attract and retain qualified employees in key positions. Total compensation commensurate with a range around median compensation paid to similarly situated executives of peer companies, both overall and by component, is generally what the Committee considers competitive. The Committee considers multiple factors such as experience, leadership ability, and breath of responsibility in determining the process of adjusting compensation on an individual basis.

The Board encourages ownership of PFC shares by executive management in order to align the Company’s compensation philosophy with the interests of shareholders, which is why a significant part of each Named Executive Officer’s compensation package is paid in equity, particularly associated with the Long Term Incentive Plan. The Board prohibits executive officers from engaging in transactions that could reduce the extent to which their investment in Premier’s shares is aligned with the interests of shareholders. As a result, our Corporate Governance Guidelines prohibit executive officers from entering into speculative transactions involving our shares, including any hedging, short sales, puts, calls, swaps, forward contracts, or other derivative securities. The Committee also has established share ownership guidelines for executives as follows:
CEO and President	3 times base salary
CFO and Chief Lending Officer	2 times base salary
All other Executive Officers	1.5 times base salary
Advisory Vote on Executive Compensation
At our 2019 annual meeting, our shareholders approved holding annual votes on our executive compensation. The feedback provided by our shareholders through this advisory vote, in addition to investor feedback we receive through the Company’s shareholder engagement throughout the year, provides invaluable information to the Board and the Committee. Because of the value that we place on investor feedback, the Company strives to maintain open communication with its shareholders, including through participation at investor conferences. In 2021, executive management participated in several key virtual investor conferences throughout the year, including the Piper Sandler East Coast Financial Services Conference, the KBW Winter Financial Services Symposium, the KBW Annual Community Bank Investor Conference and the Raymond James U.S. Bank Conference. During these various conferences and communications with investors, no concerns regarding our executive compensation philosophy or programs were raised. Further, at our 2021 annual meeting, our shareholders approved our executive compensation with more than 96% of the votes cast in favor, indicating that shareholders strongly support our executive compensation program. Even though the resolution to approve Premier’s executive compensation is not binding, the Committee considered this overwhelming shareholder support for our existing executive compensation program and, as a result, the Committee made no significant changes to executive compensation during 2021. The Committee will continue to monitor shareholder approval levels going forward.
Roles of the Committee and Chief Executive Officer in Compensation Decisions
The Committee makes all compensation decisions for the Company’s Section 16 officers. The CEO makes compensation recommendations to the Committee for all Named Executive Officers and Section 16 officers other than himself.
Engagement of Compensation Consultant
In 2020 and 2021, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), to review and analyze our executive compensation program, including salaries for our directors, CEO, CFO and other key executives, to provide a study of comparative compensation data derived from the Company’s peer group and to advise the Committee on developing governance trends among such peer group. Pearl Meyer reports directly to the Compensation Committee and serves at the discretion of the Committee, although the CEO has consulted directly with Pearl Meyer regarding the compensation of executives among our peer group in recommending 2021 salaries for our remaining executive officers. The Committee has the sole authority to appoint, compensate and oversee Pearl Meyer, including responsibility for evaluating Pearl Meyer’s independence and establishing its fees and retention terms. In retaining Pearl Meyer for fiscal year 2021, the Committee assessed Pearl Meyer’s independence pursuant to the applicable rules of the SEC and determined that Pearl Meyer’s services for the Compensation Committee did not raise any conflict of interest. In addition, Pearl Meyer did not provide any additional services to the Company other than the services to the Compensation Committee in fiscal year 2021.

2021 Executive Compensation Components
For the fiscal year ended December 31, 2021, the principal components of compensation for our Named Executive Officers were:
•	Base salary;
•	Short-term cash incentive compensation;
•	Long-term equity incentive compensation;
•	Retirement benefits; and
•	Perquisites and other personal benefits.
In February 2020, the Committee engaged an independent compensation consultant, Pearl Meyer, to perform an analysis of compensation for our directors, CEO President, CFO and other key executives. The Committee believed that this analysis was important following the Merger as it wanted to ensure it was maintaining competitive salaries in light of the Company nearly doubling in asset size. In conducting this analysis, Pearl Meyer independently developed competitive data for base salaries, short-term incentives, total cash compensation (sum of salary and cash bonus), long-term incentives, equity compensation and total direct compensation (sum of cash compensation and long-term incentives) from: (1) proxies and SEC filings of select peer banks ranging in asset size from $9.7 billion to $4.4 billion, with a median asset size of $5.4 billion, (2) Pearl Meyer 2019 National Banking Compensation Survey, (3) American Bankers Association 2019 Compensation and Benefits Survey, (4) other industry surveys, and (5) the consulting experience of Pearl Meyer. The work also included an analysis of the structure of Premier’s pay program relative to typical market practices for base pay, short-term incentive and long-term incentive compensation. The data indicated that Premier’s approach to incentive compensation measures reflects that of other financial institutions surveyed. Our short-term and long-term incentive plans cap awards at 150% of the target opportunity, which is consistent with a majority of the regional, high performing and other banks surveyed. The Committee used the Pearl Meyer analysis for making adjustments to 2020 compensation relating to the merger and as a starting point for consideration in setting the 2021 compensation levels of the CEO and other executives. The Committee worked with Pearl Meyer in this process.
A peer group is identified by the Committee each year. The peer group consists of financial institutions that are similar in size and business to the Company. The compensation practices of the peer group are reviewed to assist in evaluating the appropriateness of the compensation of our Named Executive Officers and Section 16 officers, and to evaluate the relative performance measures for the long-term incentive compensation payable under the Company’s Long Term Incentive Compensation Plan (the “Incentive Compensation Plan”). The peer group utilized for setting 2021 compensation was:
•	First Busey Corporation., Chicago, ILL	•	Great Southern Bancorp, Inc., MO
•	Park National Corporation., Newark, OH	•	City Holding Company., WV
•	First Commonwealth Financial Corporation., PA	•	Lakeland Financial Corporation., IN
•	S & T Bancorp, Inc., PA	•	MidWestOne Financial Group, Inc. IA
•	Enterprise Financial Services Corp., MO	•	Peoples Bancorp Inc., OH
•	1st Source Corporation., IN	•	German American Bancorp, Inc., IN
•	Midland States Bancorp, Inc., IL	•	Republic Bancorp, Inc., KY
•	Univest Financial Corporation., PA	•	Horizon Bancorp, Inc., IN
•	QCR Holdings, Inc., IL
Base Salary
We provide our Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The base salary for each of the Named Executive Officers is generally determined at the beginning of the year.
Based upon Pearl Meyer’s aforementioned analysis of peer group compensation practices, the Committee considered individual performance, the 2020 performance of the Company, the successful completion of the

Merger, and the cost of living increase in deciding to increase Mr. Hileman’s salary from $550,000 to an annualized rate of $561,000, or 2%, for the period January 1, 2021 through March 31, 2021. After that date and effective with his transition to Executive Chairman, Mr. Hileman’s salary was reduced to an annualized rate of $150,000.
Based upon Pearl Meyer’s aforementioned analysis of peer group compensation practices, the Committee considered the President’s performance review, the 2020 performance of the Company, the successful completion of the Merger, and the cost of living increase in deciding to increase Mr. Small’s salary from $500,000 to an annualized rate of $510,000, or 2%, for the period January 1, 2021 through March 31, 2021. After that date and effective with his transition to CEO, Mr. Small’s salary was increased to an annualized rate of $565,000.
Base salaries for Named Executive Officers other than the CEO and President are determined based upon recommendations made by the CEO. In making a recommendation for 2021 salaries, the CEO and President compared the base salary levels of the other Named Executive Officers with data from the peer group companies and compensation surveys described above as well as internal pay grades. The CEO and President also consulted with Pearl Meyer regarding median levels of the peer group. In light of these considerations, Mr. Hileman and Mr. Small recommended salary increases for 2021 for the other Named Executive Officers ranging from 2% to 3%. After evaluating a number of factors, including performance evaluations, the individual executive’s skills, competencies and experience, and the importance of the executive’s role to the Company, the Committee approved the recommendations, all of which were effective January 1, 2021.
Performance-Based Incentive Compensation
The Board believes that a significant amount of executive compensation should be performance-based because it aligns with shareholder interests, enables the attraction and retention of executive talent, balances risk with rewards, and supports the long-term performance goals of the Company. We have created opportunities for certain employees to earn short-term and long-term incentive compensation in the form of cash and equity in the Company based on the level of achievement of performance goals that the Committee establishes each year. In general, for each incentive award, the Committee establishes a threshold, target and maximum payout based upon the level of achievement of respective performance goals. If the threshold performance level is not achieved, the payout percentage for that component of the award is zero. If the performance level for a component is between threshold and target, or between the target and maximum, the payout percentage is prorated based upon linear interpolation.
After consultation with Pearl Meyer and consideration of market analysis, the Committee granted performance-based incentive awards for 2021 to allow selected participants to earn a specified percentage of base salary upon attainment of incentive targets established by the Committee for 2021. With respect to our Named Executive Officers, incentive awards included (1) a short-term incentive award, and (2) a long-term equity incentive award.
2021 Short-Term Incentive Compensation.
In 2021, short-term incentive compensation to the Named Executive Officers and other executive officers was administered under a short-term incentive plan (the “Short Term Incentive Plan”). Under the Short Term Incentive Plan, the Committee approves target awards for executive officers based on a percentage of the officer’s base salary. The target award is further delineated with a portion attributable to the satisfaction of certain corporate performance goals, and a portion attributable to the individual’s personal performance goals. The individual performance goals are established in consideration of the Board’s and management’s expectations for the year and weighted for each officer based on the officer’s role within the Company.
The performance period considered for purposes of determining short-term incentive compensation begins on January 1 and ends on December 31 of the same year. At the end of the performance period, the Committee determines the level of achievement of the corporate performance goals. The Committee also evaluates and determines the level of attainment by the CEO of the CEO’s individual performance goals, and reviews the annual assessment of the other Named Officers and other Section 16 officers completed by the CEO. The Committee approves the actual short-term incentive awards payable to the CEO, other Named Executive Officers, and other Section 16 officers based on these assessments and the level of attainment of the corporate performance goals. Short-term incentive awards are payable in cash following the end of the performance period.

The 2021, Short Term Incentive Plan corporate performance goals, the associated threshold, target and maximum payout levels, and actual performance levels are detailed in the following table:
Award Component	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Performance	Adjusted Payout Percentage
Net Income	$106,321,245	$111,917,100	$117,512,955	$126,050,856	150.0%
Efficiency Ratio	52.09%	49.61%	47.13%	51.93%	53.2%
Average Loan Growth(1)	2.34%	6.14%	9.93%	4.68%	80.8%
Average Deposit Growth(2)	8.63%	16.10%	23.58%	17.25%	107.7%
(1)	Average loan growth represents growth in average balances including loans held for sale compared to 2020.
(2)	Average deposit growth represents growth in average balances excluding brokered deposits compared to 2020
The Company’s actual results resulted in a blended payout of 107% for the corporate components. The Committee reviewed various information when evaluating the Company’s actual results against the originally defined corporate goals under the Short Term Incentive Plan, including information regarding (1) the impact of the PPP, (2) the Company’s credit quality, and (3) the overall operating environment that was significantly impacted by the on-going COVID-19 pandemic. The Committee also discussed the Company’s quality of earnings and the impact management’s actions had on the outcome for 2021. Additional consideration was given to the overall execution by management of the operating plan against the approved 2021 budget. As a result, the Committee made a quality of earnings adjustment to reduce the payout to 103%. The related payout percentages of the bonus potential for the common corporate goals are described above.
In addition to the corporate performance goals, a portion of 2021 short-term incentive awards is attributable to the satisfaction of the individual performance goals for each of the Named Executive Officers, other than Mr. Hileman and Mr. Small. Each Named Executive Officer’s participant’s individual component award is based on their performance against specific business objectives and initiatives falling under their direct responsibility over the course of the year. The final individual component payouts for 2021 were 100% for each of Mr. Nungester, Mr. Garrity, Mr. Chandhok, Mr. Gendics and Mr. Liuzzi. For 2021, Mr. Hileman and Mr. Small had their entire short-term incentive payout based on corporate performance, with no individual performance component.
The weighting of the corporate performance goals and the individual performance goal component for each executive officer is determined at the beginning of the performance period. The relative weighting of the goals for each Named Executive Officer in 2021 was:
Short Term Incentive Award Component	Donald Hileman	Gary Small	Paul Nungester	Matthew Garrity	Varun Chandhok	Jason Gendics	Vince Liuzzi
	Component Weighting
Core Net Income	40.00%	40.00%	30.00%	28.00%	20.00%	10.00%	28.00%
Efficiency Ratio	20.00%	20.00%	15.00%	14.00%	10.00%	5.00%	14.00%
Average Loan Growth	25.00%	25.00%	18.75%	17.50%	12.50%	6.25%	17.50%
Average Deposit Growth	15.00%	15.00%	11.25%	10.50%	7.50%	3.75%	10.50%
Individual Goals	0.00%	0.00%	25.00%	30.00%	50.00%	75.00%	30.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

The 2021 target short-term incentive compensation component and actual bonus payout as approved by the Committee for the Named Executive Officers is set forth below:
Executive Officer	2021 Target Bonus Potential and Awards
	Target (as a % of Base Salary)	Target	Actual Payout
Donald P. Hileman(1)	41.1%	$103,875	$106,991
Gary M. Small	50.0%	$282,500	$290,975
Paul D. Nungester	35.0%	$112,455	$114,985
Matthew T. Garrity	40.0%	$132,600	$135,385
Varun Chandhok	35.0%	$105,000	$106,575
Jason L. Gendics	40.0%	$99,725	$100,473
Vince J. Liuzzi	40.0%	$132,600	$135,385
(1)
Mr. Hileman’s targets reflect a blend of 50% of base salary for his tenure as CEO from January 1, 2021 through March 31, 2021, and 30% of base salary for his tenure as Executive Chairman from April 1, 2021 through December 31, 2021.

2021 Long-Term Incentive Compensation.
In addition to the short-term incentive compensation awards, the Committee may also grant long-term incentive compensation awards under the Long Term Incentive Program to its executive officers, including the Named Executive Officers. In 2021, awards under the Long Term Incentive Program were issued in the form of performance share units (“PSUs”) under the Company’s 2018 Equity Incentive Plan. A PSU Award is designed to align an individual’s compensation with the long-term success of the Company based upon the achievement of certain performance measures at the end of the performance period. The performance period and performance measures are both identified at the time of grant. The performance period for PSU Awards is three years beginning on January 1 of the year of grant through December 31 at the close of the three-year performance period. A “target” award is identified at the time of grant determined as a percentage of the executive’s base salary translated into PSUs based upon the Company’s average stock price for the twenty (20) trading days prior to the effective date of the grant.
If the performance measures identified in the grant are satisfied, the PSU award will vest and be converted to shares of common stock of the Company based on the level of performance achieved. The actual number of common shares that the executive earns at the end of the performance period will be determined by the Committee based on the level of achievement of the performance measures and the executive’s average base salary over the performance period. All determinations of whether the performance measures have been achieved, any adjustments attributed to changes in average base salary, the actual award earned by the executive, and all other matters related to a PSU award will be made by the Committee in its sole discretion.
In addition to the issuance of common shares to the executive upon certification of performance by the Committee, the executive receives all dividends on the common shares underlying the PSU’s, if any, paid by the Company prior to the date the Committee determines the performance measure level of attainment.
In the first quarter of 2021, the Committee established long-term incentive compensation awards for certain executives, including the Named Executive Officers, with a three-year performance period ending December 31, 2023. With respect to these awards, we entered into a Performance Share Units Award Agreement (each, a “PSU Award”) with each of the Named Executive Officers. The number of PSUs granted was calculated by taking the maximum incentive payout dollar value for each executive and dividing it by the Company’s average stock price for the 20 trading days prior to the approval of PSUs by the Committee, which was $30.20, except for Mr. Chandhok which was $32.41 based on his start date, which occurred after the grants were issued to the other Named Executive Officers.

With respect to the PSU awards granted in 2021, the table below sets forth the two performance measures, their respective weighting, and the goals for threshold performance, target performance and superior performance. Achievement of the threshold performance goal will result in 50% of the target payout, achievement of the target performance goal will result in 100% of target payout for the respective measure, and achievement of the superior performance goal will result in 150% of the target payout for the measure.
		Performance Goals
Performance Measure	Weight	Threshold	Target	Superior
3-year Average Core ROA	50%	25th %ile	50th %ile	75th %ile
3-year Total Shareholder Return (rTSR)	50%	25th %ile	50th %ile	75th %ile
Payout for Performance Level (% of Target Opportunity):		50%	100%	150%
The 2021-2023 long-term incentive compensation award target for each of the Named Executive Officers is set forth below:
Executive Officer	Bonus Potential Dollar Amount(1)
	Target as % of Base Salary	Threshold	Target	Maximum
Donald P. Hileman(2)	40.00%	$28,050	$56,100	$84,150
Gary M. Small(3)	47.687%	$131,437	$262,875	$394,312
Paul D. Nungester	35.00%	$56,228	$112,455	$168,683
Matthew T. Garrity	35.00%	$58,013	$116,025	$174,038
Varun Chandhok	35.00%	$52,500	$105,000	$157,500
Jason L. Gendics	20.00%	$24,931	$49,862	$74,794
Vince J. Liuzzi	35.00%	$58,013	$116,025	$174,038
(1)
The amount of the Threshold award is based on the number of shares determined by multiplying base salary by 50% of the target percentage of base salary divided by the average stock price noted above. The amount of the Target award potential is based on the number of shares determined by multiplying the base salary by the target percentage of base salary divided by the average stock price noted above. The amount of the Maximum award is based on the number of shares determined by multiplying the base salary by 150% of the target percentage of base salary divided by the average stock price noted above. The actual award will be adjusted as a result of the amount of the executive’s average base salary over the performance period.

(2)	Mr. Hileman’s award relates solely to his tenure as CEO from January 1, 2021, through March 31, 2021..
(3)
Mr. Small’s award reflects a blend of 40% of base salary for his tenure as President from January 1, 2021, through March 31, 2021, and 50% of base salary for his tenure as CEO from April 1, 2021, through December 31, 2021.

Merger Related Impacts on Incentive Compensation
In connection with the Merger, Premier entered into a new employment agreement with Mr. Hileman, effective as of the closing date of the Merger, January 31, 2020. In exchange for entering the new agreement and cancelling his prior agreement, Mr. Hileman received a special retention payment of $2.25 million that approximated the amount of the change-in-control severance payment under his prior agreement. In recognition of the retention payment, the new agreement eliminates Mr. Hileman’s eligibility for future severance benefits in the event his employment is terminated other than limited insurance continuation benefits and acceleration of equity vesting.
Also in connection with the Merger, the Committee adopted amendments to all outstanding equity award agreements that generally provided for accelerated vesting and settlement at the actual level of performance for the 2018 and 2019 portions of the awards, and at the target level of performance for the 2020 and 2021 portion of the awards. With respect to Mr. Hileman only, however, and in response to the say-on-pay response of our shareholders, Mr. Hileman’s outstanding equity awards were treated somewhat differently than other participants. The full vesting of his awards was specifically conditioned upon his continued service through the earlier of the date the Board appointed a successor CEO, or June 30, 2021. Effective April 1, 2021, Mr. Small transitioned to the role of CEO and Mr. Hileman transitioned to Executive Chairman, which triggered full vesting of Mr. Hileman’s awards.

Clawback Policy for Incentive Compensation
The Board has adopted an incentive compensation clawback policy providing for a three-year review period of the Company’s reported results to ensure that incentive compensation for all executive officers (including the Named Executive Officers), as well as any officers holding the position of vice president or higher, is based on accurate financial and operating data and the correct calculations of the attainment of performance goals. The policy allows the Company to recover incentive awards previously paid or awarded. A copy of this policy is posted on the Company’s website at http://www.premierfincorp.com under the link “Governance Documents.”
Retirement Benefits
All of our employees, including the Named Executive Officers, are eligible to participate in the Premier Financial Corp 401(k) Employee Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all employees are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We maintain a safe harbor plan that matches 100% of the first 3% of pay that is contributed to the Savings Plan plus 50% of the salary deferrals between 3% and 5% of compensation. All employee contributions to the Savings Plan are fully vested upon contribution, and our matching contribution is vested upon completion of a minimum service requirement.
In addition, in 2021, the Named Executive Officers were eligible to participate in the First Defiance Deferred Compensation Plan, which allowed the deferral of up to 80% of their salary and up to 100% of short-term incentive compensation. In addition to the elective deferrals, a group of senior officers including the Named Executive Officers also are eligible to receive a restoration benefit under the First Defiance Deferred Compensation Plan which provides for matching contributions in excess of the Savings Plan caps. The matching contributions under the First Defiance Deferred Compensation Plan for fiscal year 2021 are included in the All Other Compensation column of the Summary Compensation Table and reported under “Company Deferred Compensation Plan Contribution” in footnote 3 to the Summary Compensation Table. Investment options within the First Defiance Deferred Compensation Plan reflect those in the Savings Plan and do not provide any guaranteed or enhanced investment returns. The First Defiance Deferred Compensation Plan is discussed in further detail below under the heading “Executive Compensation — Nonqualified Deferred Compensation”.
Perquisites and Other Personal Benefits
We provide our Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits.
Each Named Executive Officer is eligible, upon relocation, to receive reimbursement for certain reasonable expenses associated with the costs of such relocation. On a case by case basis, the Company considers reimbursement requests for country club and other social organization membership for its senior officers, including the Named Executive Officers, for certain business purposes. Mr. Hileman participates in the Executive Group Life Post-Separation Plan, which provides death benefits equal to two times the executive’s base salary. The plan is closed to new participants.
The Company pays the premiums for a life insurance policy and a supplemental disability insurance policy for Mr. Small. The life insurance policy provides an extra $1,000,000 death benefit to Mr. Small’s designated beneficiary if he dies between January 20, 2022 and January 19, 2023. The Company has no interest in the life insurance policy. In addition to the disability insurance benefit provided to all employees, the Company also pays the premium for a supplemental disability insurance policy that provides an additional disability benefit of $13,525 per month to Mr. Small after the first 90 days of such disability, continuing until age 67, for a disability beginning before he attains age 64, provided that he remains disabled through that date. This supplemental disability insurance policy also provides a death benefit of $40,575. The value of these perquisites is included in column (g) of the Summary Compensation Table.
Employment and Change in Control Agreements
We have employment or change of control agreements with certain key employees, including the Named Executive Officers with the exception of Mr. Chandhok. These agreements include provisions for severance payments upon a change of control and are designed to promote stability and continuity of senior management.

These agreements each include important protections to the Company, including, but not limited to, provisions restricting competition or the solicitation of Company customers and employees and the requirement that the executive sign a release of claims before receiving any of the severance or change in control benefits outlined in the Executive Agreement. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.
Section 162(m)
Section 162(m) of the Internal Revenue Code generally prohibits us from claiming a deduction on our federal income tax return for compensation in excess of $1,000,000 paid in a given fiscal year to certain current and former executive officers. While the Committee carefully considers the net cost and value to Premier of maintaining the deductibility of all compensation, it also desires the flexibility to reward Named Executive Officers and other key employees in a manner that enhances Premier’s ability to attract and retain individuals, as well as to create longer-term value for shareholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding Premier’s compensation program.
The Board has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers. The Board may authorize compensation that might not be deductible and may modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such compensation decisions are in the best interests of the Company and its shareholders.
CEO Pay Ratio
We are required to disclose the median of the total compensation of the Company’s employees, excluding the Company’s CEO, for the last completed fiscal year, the annual total compensation of the Company’s CEO for the last completed fiscal year, and the ratio between the foregoing compensation amounts. We identified the median employee by examining the 2021 total federal taxable compensation through December 31, 2021 for all individuals, excluding our CEO, who were employed by us on November 20, 2021 (whether employed on a full-time, part-time, or seasonal basis). For such employees, we did not make any assumptions, adjustments, or estimates with respect to total federal taxable compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2021. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table on page 32 of this Proxy Statement.
For fiscal year 2021, the median annual total compensation for all employees (excluding the CEO) was $50,835, and the annual total compensation of our CEO was $1,845,827, resulting in a ratio of 1:36.31
COMPENSATION COMMITTEE REPORT
Premier Financial Corp.’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our annual report on Form 10-K.
Marty Adams, Chairman
Terri A. Bettinger
John L. Bookmyer
Lee Burdman
Jean A. Hubbard
Nikki R. Lanier
March 8, 2022

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2021, 2020, and 2019. The Named Executive Officers include those persons serving as our CEO and CFO during 2021 and our three other most highly compensated executive officers. The titles for each executive officer below are as of December 31, 2021.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)(4)	Bonus ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compen- sation ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Donald P. Hileman(1) Executive Chairman, Former Chief Executive Officer of Premier, Premier Bank and First Insurance Group of the Midwest, Inc.	2021	$264,973	$—	$62,392	$106,991	$47,687	$482,043
	2020	$534,135	$2,250,050	$186,205	$343,750	$35,364	$3,349,504
	2019	495,000	$—	272,174	301,214	34,046	1,102,434
Gary M. Small(1) President and CEO of Premier and Premier Bank	2021	$549,173	$—	$950,427	$290,975	$55,252	$1,845,827
	2020	$442,308	$50	$169,270	$312,500	$50,380	$974,508
Paul D. Nungester Executive Vice President and Chief Financial Officer of Premier and Premier Bank	2021	$321,058	$—	$83,368	$114,985	$21,821	$541,232
	2020	$310,742	$50	$93,315	$136,434	$13,389	$553,930
	2019	270,000	$—	115,461	127,788	13,277	526,526
Matthew T. Garrity Executive Vice President and Chief Lending Officer	2021	$331,250	$—	$86,010	$135,385	$22,183	$574,828
	2020	$287,500	$50	$96,273	$162,500	$19,767	$566,090
Varun Chandhok(2) Executive Vice President and Chief Information and Operations Officer	2021	$225,000	$—	$270,641	$106,575	$95,387	$697,603
Jason L. Gendics Executive Vice President, Director of Retail and Business Banking	2021	$249,033	—	$36,983	$100,473	$16,238	$402,727
Vince J. Liuzzi(3) Former Executive Vice President and Chief Banking Officer	2021	$338,900	—	$86,010	$135,385	$765,063	$1,325,358
	2020	$316,346	$50	$96,273	$158,600	$43,964	$615,233
(1)
As previously announced, effective April 1, 2021, Mr. Hileman became the Executive Chairman of Premier and Premier Bank and Mr. Small became the Chief Executive Officer of Premier and Premier Bank. In connection with this transition, Mr. Small received an Equity Retention Award of 22,500 shares of restricted stock to vest over a period of five years with a grant date fair value of $755,550 reflected in column (e) in addition to the award described in note 4 below.

(2)
In connection with the hiring of Mr. Chandhok, he received an Equity Retention Award of 6,014 shares of restricted stock to vest over a period of three years with a grant date fair value of $199,124 reflected in column (e) in addition to the award described in note 4 below.

(3)	Mr. Liuzzi’s employment terminated on December 3, 2021.
(4)	For Mr. Small and Mr. Garrity, the 2020 amounts in column (c) reflect 11 months of salary since their employment with Premier began after the Merger closed on January 31, 2020.
(5)
The amounts in column (e) reflect the aggregate grant date fair value of the shares granted under the Incentive Compensation Plan and the relevant year’s long-term incentive compensation awards, as computed in accordance with FASB ASC Topic 718, based upon the probable outcomes. Assumptions used in the calculations are not materially different from the amounts included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022. If maximum results are achieved under the Incentive Compensation Plan for the 2021 long-term incentive compensation awards, the value of such payout under these awards at the grant date would be as follows: Mr. Hileman 2,787 shares, or $84,150; Mr. Small 8,705 shares, or $394,312, Mr. Nungester 3,724 shares, or $168,683; Mr. Garrity 3,842 shares, or $174,038; Mr. Chandhok 3,240 shares, or $157,500; Mr. Gendics 1,652 shares, or $74,794; and Mr. Liuzzi 3,842 shares, or $174,038. All awards are paid in Premier common shares.

(6)
The amounts in column (f) reflect the cash short-term incentive awards earned by the named individuals with respect to performance during the applicable fiscal year, as discussed in further detail under the heading “2021 Short-Term Incentive Compensation” above.

(7)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:
Name	Club Membership	Relocation Assistance	Automobile Allowance or Personal Use of Company Automobile	401(k) Match	Value of Life Insurance	Disability & Life Insurance Premium	Employee Stock Purchase Plan Match(a)	CIC, Legal & Cobra(b)	Company Deferred Compensation Plan Contribution	Total
Donald P. Hileman	$3,801	$—	$—	$11,600	$3,960	$6,312	$—	$—	$22,014	$47,687
Gary M. Small	$8,661	$—	$—	$11,600	$1,235	$9,921	$—	$—	$23,835	$55,252
Paul D. Nungester	$—	$—	$—	$11,600	$199	$1,965	$1,800	$—	$6,257	$21,821
Matthew T. Garrity	$—	$—	$—	$11,600	$312	$4,055	$390	$—	$5,826	$22,183
Varun Chandhok	$—	$86,657	$—	$6,012	$92	$759	$300	$1,567	$—	$95,387
Jason L. Gendics	$—	$—	$—	$11,600	$82	$1,979	$—	$—	$2,577	$16,238
Vince J. Liuzzi	$5,760	$—	$4,200	$11,600	$325	$3,934	$608	$732,578	$6,058	$765,063
(a)
All of our employees, including the Named Executive Officers, are eligible to participate in the Premier Financial Corp. Employee Investment Plan (the “ESPP”). The ESPP is a means for all employees to purchase PFC shares at the current market price at the time of purchase through regular payroll deductions. We will contribute an amount equal to 15% of each of the participating employee’s actual payroll deductions up to $150 per month. The employee specifies the amount to be withheld from his/her pay with a minimum of $30 per month and a maximum of $5,000 per month.

(b)	Mr. Liuzzi’s amount reflects payments received in connection with his employment termination on December 3, 2021.
2021 Grants of Plan-Based Awards
During 2021, we made awards to Named Executive Officers as part of short-term and long-term incentive compensation under the Incentive Compensation Plan, as described above. The short-term incentive compensation awards provide for cash payments. The long-term incentive compensation awards are made in PSUs and settled in PFC shares.
Name	Grant Date	Date Approved by Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares/ Units)	Target (Shares/ Units)	Maximum (Share/ Units)	Grant Date Fair Value of Stock Awards(3)
Donald P. Hileman	3/8/2021	3/8/2021	$51,938	$103,875	$155,813	929	1,858	2,787	$62,392
Gary M. Small	3/8/2021	3/8/2021	$141,250	$282,500	$423,750	2,902	5,803	8,705	$194,877
Paul D. Nungester	3/8/2021	3/8/2021	$56,228	$112,455	$168,683	1,241	2,483	3,724	$83,368
Matthew T. Garrity	3/8/2021	3/8/2021	$66,300	$132,600	$198,900	1,281	2,561	3,842	$86,010
Varun Chandhok	3/22/2021	3/8/2021	$52,500	$105,000	$157,500	1,080	2,160	3,240	$71,518
Jason L. Gendics	3/8/2021	3/8/2021	$49,863	$99,725	$149,588	551	1,101	1,652	$36,983
Vince J. Liuzzi	3/8/2021	3/8/2021	$66,300	$132,600	$198,900	1,281	2,561	3,842	$86,010
(1)
Short-term incentive awards granted in 2021 pursuant to the Incentive Compensation Plan, as described above. Actual amounts are included in the “2021 Target Bonus Potential and Awards” table on page 28.

(2)	Long-term incentive awards granted in the form of PSUs in 2021 under the Incentive Compensation Plan, as described above.
(3)	Grant date fair value determined by multiplying Target shares times the March 8, 2021, grant date stock price of $33.58 except for Mr. Chandhok with a March 22, 2021, grant date stock price of $33.11.

Outstanding Equity Awards at Fiscal Year-End 2021
The following table provides information concerning unexercised options and non-vested stock awards for each Named Executive Officer outstanding as of the end of the most recently completed fiscal year.
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested (#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Donald P. Hileman	—	—	$—	—	—	$—	15,250	$471,378
Gary M. Small	18,575	—	$26.00	2/21/2028	22,500	$695,475	24,387	$753,802
Paul D. Nungester	—	—	$—	—	—	$—	11,832	$365,727
Matthew T. Garrity	—	—	$—	—	—	$—	12,207	$377,318
Varun Chandhok	—	—	$—	—	6,014	$185,893	4,860	$150,223
Jason L. Gendics	—	—	$—	—	—	$—	5,220	$161,350
Vince J. Liuzzi	—	—	$—	—	—	$—	12,207	$377,318
(1)
Mr. Small’s restricted shares vest as follows: 4,510 on each of April 1, 2022, April 1, 2023, April 1, 2024, April 1, 2025 and April 1, 2026. Mr. Chandhok’s restricted shares vest as follows: 3,006 on April 1, 2022, 2,005 on April 1, 2023, and 1,002 on April 1, 2024.

(2)	Market value determined by multiplying unvested shares by the December 31, 2021, stock price of $30.91.
(3)
This column reflects the PSUs that were granted as long-term incentive compensation awards pursuant to the Company’s Incentive Compensation Plan. Mr. Hileman’s PSUs vest as follows: 12,463 on March 10, 2023 and 2,787 on March 8, 2024. Mr. Small’s PSUs vest as follows: 11,330 PSUs on March 10, 2023; and 13,057 PSUs on March 8, 2024. Mr. Nungester’s PSUs vest as follows: 6,246 on March 10, 2023 and 5,586 on March 8, 2024. Mr. Garrity’s PSUs vest as follows: 6,444 on March 10, 2023 and 5,763 on March 8, 2024. Mr. Chandhok’s 4,860 PSUs vest on March 22, 2024. Mr. Gendic’s PSUs vest as follows: 2,743 on March 10, 2023 and 2,477 on March 8, 2024. Mr. Liuzzi’s PSUs vest as follows: 6,444 on March 10, 2023 and 5,763 on March 8, 2024.

Option Exercises and Stock Vested In 2021
The following table provides information concerning exercises of stock options and vesting of stock awards during the most recently completed fiscal year for each of the Named Executive Officers on an aggregated basis. The table reports the number of shares for which the options were exercised or vested and the aggregate dollar value realized upon exercising those options or when the stock awards became vested. No options were exercised during 2021.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald P. Hileman	—	$—	21,834	$726,199
Gary M. Small	—	$—	—	$—
Paul D. Nungester	—	$—	4,500	$120,420
Matthew T. Garrity	—	$—	—	$—
Varun Chandhok	—	$—	—	$—
Jason L. Gendics	—	$—	—	$—
Vince J. Liuzzi	—	$—	—	$—
Nonqualified Deferred Compensation
As a result of the Merger, Premier had two deferred compensation plans in 2021, the First Defiance Deferred Compensation Plan and the United Community Financial Corp. Deferred Compensation Plan (the “UCFC Deferred Compensation Plan”). The UCFC Deferred Compensation Plan was frozen on January 31, 2020 and did not accept further participants or contributions after that date. All amounts contributed by the Named Executive Officers after the Merger were contributed to the First Defiance Deferred Compensation Plan. A third plan, the Premier Financial Corp. Deferred

Compensation Plan, was installed effective January 1, 2022, and all deferred compensation contributions beginning January 1, 2022, will be completed under this plan going forward. Both the First Defiance Deferred Compensation Plan and the UCFC Deferred Compensation Plan are now frozen and cannot accept further participants or contributions.
Pursuant to the First Defiance Deferred Compensation Plan, certain executives, including our Named Executive Officers, as well as our directors could defer receipt of up to 80% of their base compensation and up to 100% of non-equity incentive plan compensation and, in the case of directors, up to 100% of directors’ fees. Deferral elections are made by eligible executives or directors in December of each year for amounts to be earned in the following year. Amounts deferred in the First Defiance Deferred Compensation Plan may be invested in any funds available under the Plan. The rates of return of each fund are at market.
Benefits under the First Defiance Deferred Compensation Plan are generally paid beginning in the year following the executive’s retirement or termination. However, the Plan has provisions for scheduled “in-service” distributions from the Plan, and it also allows for hardship withdrawals upon the approval of the Committee. Retirement benefits are paid either in a lump sum or in scheduled installment payments when the executive’s termination is considered a retirement. All other distributions are made in lump sum payments.
Amounts deferred under the UCFC Deferred Compensation Plan may be invested in any funds available under the plan. The rates of return of each fund are at market. Benefits under the UCFC Deferred Compensation Plan generally are paid following the executive’s separation from service. However, the UCFC Deferred Compensation Plan has provisions for scheduled “in-service” distributions if the participant elects a specified date, and it also allows for hardship withdrawals upon the approval of the Committee. Upon the election of the participant, benefits are paid either in a lump sum or in scheduled installment payments, and the participant is entitled to elect to further defer such payments for up to two additional five-year periods.
The following table provides information with respect to our Named Executive Officers’ participation in the First Defiance Deferred Compensation Plan and UCFC Deferred Compensation. None of our Named Executive Officers, except Mr. Small, received a withdrawal or distribution under either plan.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End(2) ($)
Donald P. Hileman	$50,000	$22,014	$58,291	$—	$503,614
Gary M. Small	$145,000	$23,835	$109,633	$87,187	$544,106
Paul D. Nungester	$—	$6,257	$—	$—	$6,257
Matthew T. Garrity	$54,430	$5,826	$22,742	$—	$195,950
Varun Chandhok	$—	$—	$—	$—	$—
Jason L. Gendics	$—	$2,577	$546	$—	$3,123
Vince J. Liuzzi	$—	$6,058	$—	$—	$6,058
(1)	All amounts are included in the All Other Compensation column of the Summary Compensation Table.
(2)	All amounts except Aggregate Earnings have been reported as compensation in the Summary Compensation Table in previous years.
Potential Payments upon Termination or Change in Control
The discussion below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, by a change of control of the Company, or by a change in such executive’s responsibilities (that may not result in a termination of employment).

With the exception of Mr. Chandhok, as of the date of this Proxy Statement, each of our Named Executive Officers1 has an employment agreement or a severance and change in control agreement (collectively, the “Executive Agreements”)2. The variations in payments to be made to each Named Executive Officer due to the terms of their Executive Agreement are described below within each payment or benefit description. The Named Executive Officers are not eligible to receive any payments, other than the Accrued Benefit described below, in the event of a termination for cause or in connection with a voluntary termination except in certain circumstances that constitute “good reason” under their respective Executive Agreements.
Accrued Benefits Payable Upon Termination
Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive, as are other employees of the Company (to the extent they participate in the applicable benefit plans), is entitled to receive amounts earned during the term of their employment. These amounts (the “Accrued Benefits”) are payable without respect to an Executive Agreement.
These following accrued benefit amounts are not described in the table below entitled “Executive Benefits and Payments upon Termination” and include:
•	Base salary earned through the date of termination;
•	amounts contributed under the deferred compensation plans;
•	accrued but unused vacation pay; and
•	amounts contributed and vested under our 401(k) Plan.
Payments Made Upon Retirement
In the event of retirement of a Named Executive Officer, in addition to the Accrued Benefits, the executive will be entitled to the following:
•	accelerated vesting of all outstanding restricted stock;
•
accelerated vesting of a pro-rata portion (determined by the number of months, including any partial months elapsed during the performance period) of outstanding PSUs (a “Pro-Rated PSU Benefit”) calculated:

○	With respect to PSUs granted in 2020 and in 2021, using the actual performance of the Company and its peer group through end of the performance period, or
○	With respect to PSUs granted in 2022, using the target award amount;
•
any outstanding stock option will become fully vested upon retirement of the Named Executive Officer and will be exercisable for one year after the date of retirement (or the original term, if shorter); and

•
accelerated vesting of a pro rata portion (determined by the number of months, including any partial months elapsed during the performance period) of the short-term incentive payment due under the Executive Short Term Incentive Plan (for periods beginning January 1, 2022) for the year in which the termination occurs. The portion of the award attributable to corporate performance will be based on actual performance determined at the end of the performance period in the ordinary administration of the Executive Short Term Incentive Plan, while the portion of the award attributable to individual performance will be assumed to be at target. Mr. Hileman’s and Mr. Small’s employment agreements specifically include receipt of this benefit upon termination for any reason, however, in their case the amount is pro-rated based upon the number of days elapsed in the year rather than the number of months elapsed in the year. This pro-rated short-term incentive payment, as determined for

[1]
Mr. Luizzi’s employment ended on December 3, 2021 and he has been paid out all amounts due with respect to the Accrued Benefits and the payments due with respect to a termination without cause other than the amounts to be paid out in connection with his outstanding PSU awards which will be paid as described below. He is otherwise not entitled to any further payments although we are required by SEC rules to provide a description of the payment obligations under his Executive Agreement.

[2]
The Executive Agreements of each of Mr. Hileman, Mr. Small, Mr. Nungester, and Mr. Liuzzi are provided as separated exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, while the form of Executive Agreement for Mr. Garrity and Mr. Gendics is provided in the Annual Report on Form 10-K in Exhibit [10.19] ”Form of Severance and Change in Control Agreement”.

Mr. Hileman, Mr. Small or the other Named Executive Officers as applicable, is referred to as a “Pro-Rated Short Term Incentive Payment”. While Mr. Hileman’s employment agreement included receipt of this benefit, the Compensation Committee determined that, beginning with the performance period started January 1, 2022, Mr. Hileman would no longer participate in the Executive Short Term Incentive Plan and instead receive a special grant of restricted shares.
Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer, in addition to the Accrued Benefits, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plans, as appropriate. All Named Executive Officers also will entitled to the following:
•	accelerated vesting of all outstanding restricted stock units;
•	accelerated vesting of all outstanding PSUs;
•
any outstanding stock option will become fully vested upon the death or disability of the Named Executive Officer and will be exercisable for one year after death or disability (or the original term, if shorter); and

•
With the exception of Mr. Hileman, accelerated vesting of the full short-term incentive payment due under the Executive Short Term Incentive Plan (for periods beginning January 1, 2022) for the year in which the termination occurs. The portion of the award attributable to corporate performance will be based on actual performance determined at the end of the performance period in the ordinary administration of the Executive Short Term Incentive Plan, while the portion of the award attributable to individual performance will be assumed to be at target.

Additional Payments under the Executive Agreements of Mr. Hileman and Mr. Small:
In the event of their deaths, Mr. Hileman and Mr. Small are each entitled to receive 90 days of base salary in a lump sum payment. In the event of Mr. Small’s disability, Mr. Small is also entitled to a cash payment equal to 18 months of COBRA premiums (the “COBRA Amount”) and his group and supplemental life insurance will be maintained until he attains age 65. The vesting of the short-term incentive payment for Mr. Small will be limited to the Pro-Rated Short Term Incentive Payment, rather than the full vesting, under the terms of his Executive Agreement.
Additional Payments under the Executive Agreements of Mr. Garrity and Mr. Gendics:
In the event of their deaths, Mr. Garrity and Mr. Gendics are each entitled to receive a payment equal to three months of base salary upon his death. In the event of disability, Mr. Garrity is entitled to receive (1) a lump sum payment equal to 18 months of COBRA premiums; and (2) a payment equal to 2.0 times base salary plus 2.0 times target annual incentive compensation. In the event of disability, Mr. Gendics is entitled to receive (1) a lump sum payment equal to 18 months of COBRA premiums; and (2) a payment equal to 1.5 times base salary plus 1.5 times target annual incentive compensation.
Payments Made upon Termination without Cause or for Good Reason
In the event of the termination of the Named Executive Officer by the Company without “cause” or if the Named Executive Officer terminates their employment for “good reason,” each as defined in the applicable Executive Agreement, in addition to the Accrued Benefits, the executive will be entitled to the following:
•
a Pro-Rated PSU Benefit in connection with a termination by the Company without cause with respect to all outstanding PSUs, and a Pro-Rated PSU Benefit in connection with a termination by the executive for good reason with respect to outstanding PSUs issued in 2020 and 2021; and

•	a Pro-Rated Short Term Incentive Payment.
No Payments under the Executive Agreement of Mr. Hileman:
Under Mr. Hileman’s Executive Agreement, he is no longer eligible to receive any special severance benefits with respect to any termination without cause or for good reason occurring after April 1, 2021. As noted above, Mr. Hileman is not eligible to receive an accelerated vesting of the short term incentive payment for any performance period after January 1, 2022.

Additional Payments under the Executive Agreement of Mr. Small:
In the event of his termination without cause or for good reason, Mr. Small is entitled to receive a severance payment equal to two times the sum of his base salary and the greater of his target short-term incentive compensation payment or the prior year’s actual short-term incentive compensation payout. He is also entitled to receive a Pro-Rated PSU Benefit with respect to all outstanding PSUs (with the distinction by award year described above not applying to Mr. Small) and the COBRA Amount.
Additional Payments under the Executive Agreement of Mr. Nungester and Mr. Liuzzi:
In the event of his termination without cause or for good reason, each of Mr. Nungester and Mr. Liuzzi is entitled to receive a severance payment equal to one times the sum of his base salary and his average short-term incentive payout over the prior five years.
Additional Payments under the Executive Agreement of Mr. Garrity and Mr. Gendics:
In the event of his termination without cause or for specific good reasons, Mr. Garrity is entitled to receive a severance payment equal to two times the sum of his base salary and his target short-term incentive compensation payment. Mr. Gendics’ severance payment in this scenario is equal to 1.5 times the sum of his base salary and his target short-term incentive compensation payment. In the event the termination by the executive for good reason is due to a reduction of the executive’s duties, authority, reporting relationship, or title, both Mr. Garrity’s and Mr. Gendics’ severance payment will be one times the sum of his base salary and his target short-term incentive compensation payment. Mr. Garrity and Mr. Gendics are each entitled to the COBRA Amount for any termination without cause or for good reason.
Payments Made Upon a Change in Control
The Named Executive Officers are entitled to certain benefits in the event of a “change in control” and particularly with respect to a termination of their employment by the Company without cause or if the executive terminates their employment for good reason in connection with a change in control. Generally, a “change of control” has the meaning set forth in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, although the Executive Agreements for Mr. Hileman, Mr. Small, Mr. Garrity, and Mr. Gendics provide additional description and distinctions.
Without regard to the termination of their employment, the executives will be entitled to receive the following benefits in connection with a change in control:
•
accelerated vesting of outstanding PSUs, occurring with or without a termination of employment, calculated using the actual performance of the Company and its peer group for each closed year in the performance period and calculated at target with respect to any open years in the performance period;

•	any outstanding stock option will become fully vested upon the change in control and exercisable according to the terms of the stock option; and
•	accelerated vesting at target of the short-term incentive payment due under the Executive Short Term Incentive Plan (for periods beginning January 1, 2022).
In addition to the Accrued Benefits, in the event of a termination of their employment, the executive will be entitled to the following:
•	accelerated vesting of all outstanding restricted stock units, but only in the event of a termination by the Company without case;
No Payments under the Executive Agreement of Mr. Hileman:
Under Mr. Hileman’s Executive Agreement, he is not eligible to receive any special change in control benefits. As noted above, Mr. Hileman is not eligible to receive the accelerated vesting of the short term incentive payment for any performance period after January 1, 2022.
Additional Payments under the Executive Agreement of Mr. Small:
In the event of his termination without cause or for good reason in connection with a change in control, Mr. Small is entitled to receive a severance payment equal to 2.99 times the sum of his base salary and the greater of his target short-term incentive compensation payment or the prior year’s actual short-term incentive compensation payout. He is also entitled to receive the COBRA Amount. The increased severance benefit to Mr. Small in connection with a change in control is only available in the event the termination occurs within the six months before or the two years following the consummation of the change in control.
Additional Payments under the Executive Agreement of Mr. Nungester and Mr. Liuzzi:
In the event of his termination without cause or for good reason, each of Mr. Nungester and Mr. Liuzzi is entitled to receive a severance payment equal to 2.99 times the sum of his base salary and his average short-term incentive payout over the prior five years. Mr. Nungester and Mr. Liuzzi are also eligible to have their COBRA premiums paid by the Company following their termination until the earlier of one year following their termination or their becoming eligible to receive medical insurance benefits from another employer. The increased severance benefit to Mr. Nungester in connection with a change in control is only available in the event the termination occurs within the six months before or the one year following the consummation of the change in control.
Additional Payments under the Executive Agreement of Mr. Garrity and Mr. Gendics:
In the event of his termination without cause or for (any) good reason in connection with a change in control, Mr. Garrity is entitled to receive a severance payment equal to two times the sum of his base salary and his target short-term incentive compensation payment. Mr. Gendics’ severance payment in this scenario is equal to 1.5 times the sum of his base salary and his target short-term incentive compensation payment. Mr. Garrity and Mr. Gendics are each entitled to the COBRA Amount for any termination without cause or for good reason in connection with a change in control. The increased severance benefit to Mr. Garrity and Mr. Gendics relating to a termination by each for good reason in connection with a change in control is only available in the event the termination occurs within the nine months before or the one year following the consummation of the change in control.
The table below summarizes the estimated payments set forth in the agreements described above. The amounts shown assume that such termination was effective as of December 31, 2021, and, thus, include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.
Executive Benefits and Payments upon Termination
	Involuntary Not for Cause Or Voluntary Good Reason Termination	Involuntary Change of Control Termination (CIC)	Death	Disability
Donald P. Hileman Cash Payments(1)(2) Accelerated vesting of equity awards
	$103,875	$103,875	$141,375	$103,875
	$211,314	$322,047	$322,047	$322,047
Gary M. Small Cash Payments(1) Accelerated vesting of equity awards
	$2,045,929	$2,893,344	$423,750	$466,754
	$300,301	$1,241,109	$1,241,109	$1,241,109
Paul D. Nungester Cash Payments(1) Accelerated vesting of equity awards
	$543,398	$1,419,192	$540,868	$564,120
	$146,465	$258,552	$258,552	$258,552
Matthew T. Garrity Cash Payments(1) Accelerated vesting of equity awards
	$1,106,741	$1,106,741	$215,475	$1,103,956
	$151,114	$266,760	$266,760	$266,760
Varun Chandhok Cash Payments(1) Accelerated vesting of equity awards
	$105,000	$105,000	$105,000	$105,000
	$49,350	$305,243	$305,243	$305,243
Jason L. Gendics Cash Payments(1) Accelerated vesting of equity awards
	$668,052	$668,052	$162,053	$667,304
	$64,743	$114,363	$114,363	$114,363

	Involuntary Not for Cause Or Voluntary Good Reason Termination	Involuntary Change of Control Termination (CIC)	Death	Disability
Vince J. Liuzzi(3) Cash Payments(1) Accelerated vesting of equity awards	$613,878	$1,578,670	$611,093	$623,685
	$151,114	$266,760	$266,760	$266,760
(1)
Cash payments include any amounts payable as short term incentive compensation, severance payments due under an Executive Agreement, the COBRA Amount, and other payments made with respect to the continuation of medical benefits.

(2)
Cash payments to Mr. Hileman consist of amounts he would receive in short term incentive compensation in the event of his departure, as determined at December 31, 2021. Mr. Hileman is not participating in the Executive Short Term Incentive Plan in 2022 and the amounts indicated here would not be payable in connection with a termination in 2022 although we are required by SEC rules to include these amounts in this table.

(3)
Mr. Luizzi’s employment ended on December 3, 2021 and he has been paid out all amounts due with respect to the Accrued Benefits and the payments due with respect to a termination without cause other than the amounts to be paid out in connection with his outstanding PSU awards which will be paid as described below. He is otherwise not entitled to any further payments although we are required by SEC rules to provide a description of the payment obligations under his Executive Agreement.

PROPOSAL 2

Non-Binding Advisory Vote on Executive Compensation
Our shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 32 in this Proxy Statement. The compensation being approved is the compensation required to be disclosed in this Proxy Statement by the rules of the SEC, including the compensation described in the Compensation Discussion and Analysis, accompanying tables and any related material disclosed in this Proxy Statement.
The Board has structured our executive compensation program with the following objectives in mind: compensation should be directly linked to corporate operating performance, and all officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry. The Board urges you to read the “Compensation Discussion and Analysis” starting on page 23 of this Proxy Statement and the related compensation tables and narrative through page 40.
The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:
“Resolved, that the shareholders approve the compensation of Premier’s named executive officers as named in the Summary Compensation Table of the Company’s 2022 Proxy Statement, as described in the ‘Compensation Discussion and Analysis’, the compensation tables and the related disclosure contained on pages 23 in the Proxy Statement.”
Because your vote is advisory, it will not be binding upon the Board or the Company, overrule any decision made by the Board, or create or imply any additional fiduciary duty by the Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
Your Board Recommends That You
Vote FOR the Approval of our Executive Compensation.

BENEFICIAL OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth information about the only persons known to the Company to own beneficially more than 5% of our outstanding common shares, as of December 31, 2021:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Shares Beneficially Owned	Percent of Class Outstanding
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,903,517(1)	10.6%(1)
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas 78746	2,294,389(2)	6.2%(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,900,011(3)	5.14%(3)
(1)
As of December 31, 2021, and based on a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. possesses sole voting power over 3,669,614 shares and sole dispositive power over 3,903,517 shares.

(2)
As of December 31, 2021, and based on a Schedule 13G/A filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses sole voting power over 2,239,313 shares and sole dispositive power over 2,294,389 shares. All shares reported are owned by the funds for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(3)
As of December 31, 2021, and based on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group possesses shared voting power over 36,427 shares, sole dispositive power over 1,837,599 shares and shared dispositive power over 62,412 shares.

Beneficial Ownership of Management
The following table includes, as of the Voting Record Date, certain information as to the PFC shares beneficially owned by (1) each director and nominee, (2) the continuing Named Executive Officers, and (3) all of our directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Shares Beneficially Owned(2)	Percent of Class Outstanding(3)
Marty E. Adams	76,849
Zahid Afzal(4)	41,710
Louis Altman(5)	45,665
Terri Bettinger	3,849
John L. Bookmyer(6)	47,142
Lee Burdman(7)	64,936
Varun Chandhok(8)	3,007
Matthew T. Garrity	32,917
Jason Gendics	2,612
Donald P. Hileman(9)	83.491
Jean A. Hubbard	15,676
Nikki R. Lanier	0
Charles D. Niehaus	14,733
Paul D. Nungester	33,707
Mark Robison	10,516
Richard J. Schiraldi	42.319
Gary M. Small(10)	89,325
Samuel S. Strausbaugh	19,244
All current directors and executive officers as a group (24 persons)	681,176	1.90%
+
This table does not include PSUs, restricted stock units or other phantom shares that will be settled in Premier shares. If such derivative securities were included, the beneficial ownership of all current directors and executive officers as a group would be 881,178 or 2.45%.

(1)	Each of the directors and executive officers may be contacted at the address of Premier.
(2)	Share numbers shown are rounded to the nearest whole number. The beneficial owner has sole voting and investment power over the shares unless otherwise noted.
(3)
Based on 35,816,534 shares of common stock outstanding as of the Voting Record Date. If no percent is provided in this column, the number of shares is less than 1% of the total outstanding Premier shares.

(4)	Includes 1,486 shares issuable pursuant to currently exercisable stock options, and 24,245 shares owned by the living trust of Mr. Afzal’s spouse.
(5)
Includes 24,785 shares jointly owned with Mr. Altman’s spouse, 965 shares held in an irrevocable trust of Mr. Altman, and 18,723 shares held in the Altman Family Trust over which Mr. Altman has shared voting and investment power.

(6)	Includes 45,950 shares jointly owned with Mr. Bookmyer’s spouse with whom he shares voting and investment power.
(7)
Includes 5,927 shares owned by Mr. Burdman’s spouse, 5,885 shares owned by Purple Burd Limited Partnership, 15,695 shares owned by the Kenneth Burdman Marital Exempt Trust over which Mr. Burdman has shared voting and investment power, and 1,238 shares owned by the Marsh Burdman Family Trust over which Mr. Burdman has shared voting and investment power.

(8)	Amount represents 3,007 shares for which Mr. Chandhok has the right to acquire ownership within 60 days in connection with the vesting of restricted stock units.
(9)
Amount includes an estimated 1,468 restricted shares Mr. Hileman has the right to acquire within 60 days pursuant to a grant to be issued on or about April 1, 2022. The target market value of this grant will be $45,000 with the actual number of shares determined based on the share price in effect on the date of grant. The above share number estimate is based on a closing share price of $30.67 on the Voting Record Date.

(10)	Includes 18,575 shares issuable pursuant to currently exercisable stock options.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and to provide us with a copy of such form. Based on our review of the copies of such forms we received, we believe that our executive officers and directors complied with all Section 16 filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2021, except that Varun Chandhok filed one late Form 3 reporting one transaction, Samuel S. Strausbaugh filed one late Form 4 reporting 18 transactions, Jean A. Hubbard filed four late Form 4s reporting 98 transactions, and John L. Bookmyer filed five late Form 4s reporting 123 transactions. The late Form 4 reports of Directors Strausbaugh, Hubbard, and Bookmyer relate to certain phantom share transactions within the Deferred Compensation Plan and a prior misinterpretation of the reporting obligations with respect to these phantom securities.
PROPOSAL 3

Ratification of the Appointment of Crowe LLP
as Our Independent Registered Public Accounting Firm for 2022
The Audit Committee has selected Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Board is requesting that our shareholders ratify this selection. If our shareholders do not ratify the selection of Crowe, the Audit Committee may reconsider its selection. The Audit Committee expects that a representative from Crowe will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions from shareholders.
Your Board Recommends That You Vote FOR ratification of Crowe.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe was our independent registered public accounting firm for the fiscal years ended December 31, 2021, 2020 and 2019, and has reported on our consolidated financial statements for each of these years.
Audit Fees
The following table sets forth the aggregate fees that we paid to Crowe for audit and non-audit services in 2021 and 2020. The table lists audit fees, audit related fees, tax fees and all other fees.
Services Rendered	2021	2020
Audit Fees	$748,000	$1,068,000
Audit-Related Fees	45,250	173,406
Tax Fees	179,107	136,825
All Other Fees	3,432	3,316
Total fees paid	$975,789	$1,381,547
Audit fees for 2020 included fees for services related to mergers and acquisitions as well as the adoption of new GAAP including ASU 2016-13 Financial Instruments – Credit Losses (Topic 326). Audit-related fees relate to services for capital issuances, employee benefit plan audits and the audits of the captive insurance company. Tax fees consist of fees related to the preparation of tax returns, services relating to mergers and acquisitions, and consulting services relating to the company’s prepared tax model and low income housing tax credits. All other fees consist of an accounting research tool subscription.
AUDIT COMMITTEE REPORT
The Audit Committee is comprised of five directors, all of whom are considered “independent” under Nasdaq listing standards.

The Audit Committee oversees Premier’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviews the effectiveness of Premier’s system of internal controls, including a review of the process used by management to evaluate the effectiveness of the system of internal control.
The Committee reviewed with Crowe its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under their professional standards. The Committee received the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe’s communications with the Committee concerning independence. In addition, the Committee discussed with Crowe its independence from management and the Company, including the matters required to be discussed by Auditing Standard No. 1301, and considered the compatibility of non-audit services with the auditors’ independence. The Committee also pre-approved all professional services provided to the Company by the independent registered public accounting firm.
The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during 2021.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Committee and the Board have also approved the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
Samuel S. Strausbaugh, Chairman
Louis M. Altman
John L. Bookmyer
Mark A. Robison
Richard J. Schiraldi
February 28, 2022
OTHER MATTERS
The Company will pay the costs of this proxy solicitation, including the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of our shares entitled to vote at the Annual Meeting. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation for such solicitations.
Our policy is to send a single annual report and proxy statement to multiple shareholders of record that share the same address, unless we receive instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive a separate annual report and proxy statement, you may request it by writing to us at the above address. If you wish to discontinue householding entirely, you may contact Broadridge Financial Solutions, Inc., at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Broadridge Financial Solutions as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

SHAREHOLDER PROPOSALS
Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of shareholders of Premier must be received at the main office of Premier no later than November 10, 2022. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders. In addition, if a shareholder intends to present a proposal at the 2023 Annual Meeting of Shareholders of Premier without including the proposal in the proxy solicitation materials relating to that meeting, and if the proposal is not received by January 31, 2023, then the proxies designated by the Board of Directors of Premier for the 2023 annual meeting may vote proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.
ANNUAL REPORTS AND FINANCIAL STATEMENTS
Our shareholders as of the Voting Record Date are being provided with a copy of our Annual Report to Shareholders and Form 10-K for the year ended December 31, 2021 (“Annual Report”). Included in the Annual Report are the consolidated financial statements of Premier as of December 31, 2021, and 2020, and for each of the years in the three-year period ended December 31, 2021, prepared in accordance with generally accepted accounting principles, and the related reports of our independent registered public accounting firm. The Annual Report is not a part of this Proxy Statement.

PREMIER FINANCIAL CORP.
ATTN: DONALD P. HILEMAN
601 CLINTON STREET
P.O. BOX 248
DEFIANCE, OH 43512

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/pfc2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72497-P66810 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIER FINANCIAL CORP.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Zahid Afzal
02) Louis M. Altman
03) Terri A. Bettinger
04) John L. Bookmyer

The Board of Directors recommends you vote FOR the proposals 2 and 3.

	For	Against	Abstain
2. To consider and approve on a non-binding advisory basis the compensation of Premier's named executive officers.	☐	☐	☐
3. To consider and vote on a proposal to ratify the appointment of Crowe LLP as the independent registered public accounting firm for Premier for the fiscal year 2022.	☐	☐	☐

NOTE: The undersigned shareholder(s) authorize(s) the individuals designated in the proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

D72498-P66810

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PREMIER FINANCIAL CORP.
ANNUAL MEETING OF SHAREHOLDERS
April 26, 2022, at 1:30 p.m., Eastern Time

The undersigned hereby appoints Paul Nungester and Sherry Commons as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of the Premier Financial Corp. held of record by the undersigned on February 28, 2022, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/pfc2022, on Tuesday, April 26, 2022 at 1:30 p.m., Eastern Time, and any adjournment thereof.

If this proxy is properly executed, the votes entitled to be cast by the undersigned will be voted at the Annual Meeting in the manner directed herein.

If this proxy is properly executed and no direction is made, the votes entitled to be cast by the undersigned will be cast: (1) **FOR** the election of the director nominees named herein; (2) **FOR** non-binding advisory resolution to approve the compensation of the Company's executives as disclosed in the accompanying proxy statement; and (3) **FOR** the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2022.

The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side